                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-70375

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--------------------------------------------------------------------------------
PROSPECTUS
MARCH 23, 1999                    GLOBIX LOGO

                        4,605,790 SHARES OF COMMON STOCK
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GLOBIX CORPORATION:

- We are a leading provider of Internet access and sophisticated Internet-based products and services to large and medium size businesses.

-  Globix Corporation
   295 Lafayette Street
   New York, New York 10012
   (212) 334-8500

-  NASDAQ NATIONAL MARKET SYMBOL: GBIX
THE OFFERING:

- Globix is offering 4,000,000 of the shares and existing stockholders are offering 605,790 of the shares.

- The underwriters have an option to purchase an additional 690,869 shares from Globix to cover any overallotments.

- There is an existing trading market for these shares. The reported last sale price on March 22, 1999 was $41.75 per share.

- We plan to use the proceeds from this offering to fund the completion of our network and for general corporate purposes. We will not receive any proceeds from the shares sold by the selling stockholders.

-  Closing: March 26, 1999.

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                                                    Per Share         Total
--------------------------------------------------------------------------------------
Public offering price:                               $37.00        $170,414,230
Underwriting fees:                                   $ 2.59        $ 11,928,996
Proceeds to Globix:                                  $34.41        $137,640,000
Proceeds to selling stockholders:                    $34.41        $ 20,845,234
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

    THIS INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 9.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE

                        BEAR, STEARNS & CO. INC.

                                                                 LEHMAN BROTHERS

            THE UNDERSIGNED ARE FACILITATING INTERNET DISTRIBUTION.

               DLJDIRECT INC.            WIT CAPITAL CORPORATION
                                            AS E-MANAGER (TM)

                               TABLE OF CONTENTS

                                 Page
Prospectus Summary.............     3
Risk Factors...................     9
Use of Proceeds................    18
Price Range of Common Stock and
  Dividend Policy..............    19
Capitalization.................    20
Dilution.......................    22
Selected Consolidated Financial
  Data.........................    23
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................    25

                                 Page
Business.......................    37
Management.....................    52
Certain Transactions...........    61
Principal and Selling
  Stockholders.................    62
Description of Capital Stock...    65
Shares Eligible for Future
  Sale.........................    68
Underwriting...................    70
Legal Matters..................    72
Experts........................    72
Available Information..........    73
Index to Consolidated Financial
  Statements...................   F-1

                               PROSPECTUS SUMMARY

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Globix and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We believe that our forward-looking statements are within the meaning of the safe harbor provided by the Securities Exchange Act of 1934, as amended. This summary highlights some information from this prospectus. You should also read the more detailed information and consolidated financial statements and the notes to those statements appearing in other parts of this prospectus.

                               GLOBIX CORPORATION

OUR BUSINESS

     We are a leading provider of Internet access and sophisticated Internet products and services to large and medium size businesses. Our comprehensive range of high performance products and services enables our customers to utilize the Internet in implementing their business strategies. Our Internet products and services include:

     - Internet access using telecommunication lines dedicated to particular customers

     - facilities for hosting customer web sites on our servers, known as web hosting, and housing customer-owned web servers and related equipment, known as co-location

     - sale and integration of Internet-related hardware and software

     - management of sophisticated computer systems and networks

     - value-added services such as electronic commerce, dissemination of audio and video content over the Internet, network security and web site development

     - instructor-led corporate training

Our customers primarily use our products and services to maintain a high speed, high capacity, direct link to the Internet and to establish and support complex web sites. We currently offer our products and services from our facility in New York City, where most of our customers have substantial operations. Our team of sales consultants, technical personnel and customer support professionals is located near our customers. Due to this strong local market presence, we are able to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers the ability to outsource the design and maintenance of their corporate web sites. Our products are flexible and scaleable, allowing us to modify the size and breadth of the services we provide as needed.

OUR CUSTOMERS

     As of December 31, 1998, we had approximately 850 business customer accounts for Internet products and services. Our customers are in a variety of industries such as advertising, financial services, media, publishing and retail. Our Internet customers include Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, General Media International (Penthouse), Microsoft,

National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties.

OUR FACILITIES AND NETWORK EXPANSION

     We are in the process of building new state-of-the-art "SuperPOP" facilities in New York City, London and the San Francisco Bay area. Each new SuperPOP will feature:

     - a high performance Internet data center with multiple, redundant, high-capacity fiber connections, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and environmental controls

     - a network operations center, which provides 24 hour a day, 7 day a week monitoring of our network and our customers' web sites

     - on-site customer support, sales and marketing, and administration of Internet software and hardware, including servers and routers

The new SuperPOP facilities will increase our total Internet data center capacity from 2,000 square feet to 63,000 square feet, significantly increasing the space we have available to house servers and routers for hosting web sites. All three new SuperPOP facilities are expected to be completed and operational by June 30, 1999.

     We are also currently establishing a high performance network infrastructure, which will serve many of the major business centers in the United States, as well as London, England. Our network will significantly increase data transmission speed and capacity, improve reliability and reduce data transmission costs. To implement this project, in October 1998, we entered into an agreement with Qwest Communications giving us the exclusive right for a 20 year period to use portions of Qwest's global fiber network, which is currently under construction. In April 1998, we completed a $160.0 million debt financing to fund our new SuperPOP facilities and network.

OUR MARKET OPPORTUNITY

     We believe we are well positioned to take advantage of the significant market opportunity that exists to provide Internet products and services to businesses. For example, International Data Corporation estimates that:

     - U.S. corporate Internet access revenues will increase from $2.9 billion in 1998 to $10.1 billion in 2002.

     - U.S. value-added Internet service revenues, such as hosting customers' web sites, electronic commerce and security services, will increase from $3.0 billion in 1998 to $9.0 billion in 2002.

     - European corporate Internet access revenues will increase from $1.7 billion in 1998 to $4.2 billion in 2001.

     - European value-added Internet service revenues will increase from $223.0 million in 1998 to $679.0 million in 2001.

     Our target customers are large and medium size businesses located near our SuperPOP facilities. We believe that our target market is underserved by both large national and global Internet service providers and by smaller local and regional Internet service providers. Large ISPs focus primarily on Internet access products, and generally do not maintain a significant local presence or offer a full range of Internet services. Smaller ISPs typically lack the resources to provide and support a full range of value-added

Internet products and services. We believe that our strong local presence, high performance facilities and comprehensive range of Internet products and services enable us to effectively compete against both large and small ISPs.

OUR GROWTH STRATEGY

     Our objective is to become the leading provider of Internet access and sophisticated Internet products and services to businesses in key global business markets. To achieve this objective, we intend to:

     - continue to invest extensively in our infrastructure

     - expand our product and service offerings

     - sell additional products and services to existing customers

     - enhance the Globix brand name in our target markets

     - make investments in, or acquire, complementary businesses

OUR HISTORY

     We were originally incorporated in New York in 1989 as NAFT International Ltd. In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. We reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. We changed our name to Globix Corporation on June 1, 1998. Our principal executive offices are located at 295 Lafayette Street, New York, New York 10012. Our telephone number is (212) 334-8500.
                            ------------------------

     The name "Globix" and the Globix logo are trademarks of Globix. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Common stock offered:
  By Globix...................................    4,000,000 shares
  By the selling stockholders ................     605,790 shares
            --------------------------------------------------------------------
          Total...............................    4,605,790 shares
Common stock to be outstanding after
  the offering................................    8,234,186 shares
Use of proceeds...............................    To fund the completion of our
                                                  network and for general
                                                  corporate purposes. We may
                                                  also use a portion of the net
                                                  proceeds to make investments
                                                  in, or acquire, complementary
                                                  businesses.
Nasdaq National Market symbol.................    GBIX

     The 8,234,186 shares of common stock to be outstanding after this offering is based on the 4,153,396 shares outstanding as of February 26, 1999 and includes the 4,000,000 shares of common stock being sold by us in this offering and the 80,790 shares of common stock to be issued upon the exercise of warrants immediately prior to the offering by some of the selling stockholders. The shares of common stock to be outstanding after this offering excludes:

     - any shares of common stock to be issued pursuant to the overallotment option

     - 664,685 shares of common stock issuable upon the exercise of warrants at an effective weighted average exercise price of $13.58 per share to be outstanding immediately after the closing of this offering

     - 1,318,782 shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average exercise price of $7.94 per share as of February 26, 1999

It further excludes 213,624 additional shares of common stock reserved for issuance under our existing stock option plans as of February 26, 1999 and approximately 2,600,000 shares of common stock, approved by our board of directors on March 2, 1999, to be used for the grant of stock options. Of the 2,600,000 shares, 1,500,000 shares will be reserved for issuance under our 1999 stock option plan. The balance will be used for an immediately exercisable option to be granted concurrently with the closing of this offering to Marc H. Bell, our President and Chief Executive Officer, for a number of shares of common stock equal to 25% of the difference between the number of shares outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option will be ten years and its exercise price will be the same as the price to the public in this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below is our financial data for the year ended December 31, 1994, the nine months ended September 30, 1995 and the years ended September 30, 1996, 1997 and 1998, which are derived from our audited consolidated financial statements. We changed our fiscal year end from December 31 to September 30 in 1995. Consequently, the 1995 fiscal year consisted of nine months. Also set forth below is the consolidated financial data as of December 31, 1998 and for the three months ended December 31, 1997 and 1998 which are derived from our unaudited interim financial statements. In our opinion, these unaudited statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods.

                                                  NINE
                                   YEAR          MONTHS                                       THREE MONTHS ENDED
                                  ENDED           ENDED         YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                               DECEMBER 31,   SEPTEMBER 30,   ----------------------------   ---------------------
                                   1994           1995         1996      1997       1998       1997        1998
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
  Revenues...................     $6,524         $8,738       $10,374   $17,400   $ 20,595    $4,740      $ 5,929
  Cost of revenues...........      5,192          7,292         8,599    13,699     13,322     3,114        3,702
  Total operating expenses...      1,432          1,315         3,463     6,711     12,006     1,852        6,073
  Income (loss) from
     operations..............       (100)           131        (1,688)   (3,010)    (4,733)     (226)      (3,846)
  Net income (loss)..........       (144)            39        (1,893)   (3,115)   (11,156)     (282)      (7,819)
  Basic and diluted net
     income (loss) per
     share(1)................     $(0.11)        $ 0.02       $ (0.72)  $ (1.01)  $  (3.08)   $(0.08)     $ (1.89)
  Weighted average common
     shares outstanding......      1,294          1,725         2,633     3,075      3,626     3,448        4,140
OTHER FINANCIAL DATA:
  EBITDA(2)..................     $  (41)        $  199       $(1,469)  $(2,335)  $ (3,423)   $   16      $(3,339)
  Capital expenditures.......        103            150         1,955     1,542     23,270       829       22,320

                                                               AS OF DECEMBER 31, 1998
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities..........  $ 57,320       $194,878
  Restricted cash and investments...........................    50,473         50,473
  Working capital...........................................    43,855        181,413
  Total assets..............................................   184,901        322,459
  Long-term debt and notes payable..........................   162,615        162,615
  Stockholders' equity......................................    (4,752)       132,806

                                                                   THREE MONTHS ENDED
                                   ----------------------------------------------------------------------------------
                                   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                       1997            1997         1998        1998         1998            1998
QUARTERLY CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
  Revenues:
     Internet....................     $   569         $1,328       $1,441     $ 1,637       $ 2,042        $ 2,281
     Server sales and
       integration...............       2,963          3,412        2,911       4,059         3,765          3,648
                                      -------         ------       ------     -------       -------        -------
          Total revenues.........       3,532          4,740        4,352       5,696         5,807          5,929
  Cost of revenues:
     Internet....................         509            335          401         399           397            565
     Server sales and
       integration...............       2,575          2,779        2,343       3,401         3,267          3,137
                                      -------         ------       ------     -------       -------        -------
          Total cost of
            revenues.............       3,084          3,114        2,744       3,800         3,664          3,702
  Total operating expenses.......       1,955          1,852        2,134       3,406         4,615          6,073
  Loss from operations...........      (1,507)          (226)        (526)     (1,510)       (2,472)        (3,846)
  Net loss.......................      (1,584)          (282)        (588)     (4,070)       (6,217)        (7,819)

-------------------------
(1) Presented in accordance with the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings per share" and represents both basic and diluted earnings (loss) per share amounts. See Note 1 of Notes to Consolidated Financial Statements.

(2) EBITDA is earnings from operations before interest, taxes, depreciation and amortization. EBITDA is included because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles. In addition, EBITDA should not be considered as a substitute for net income or net loss as an indicator of our operating performance or cash flow or as a measure of liquidity. This data should be examined in conjunction with our consolidated financial statements and notes to the financial statements included elsewhere in this prospectus.

(3) The as adjusted data gives effect to the application of the net proceeds from the sale of the 4,000,000 shares of common stock, after deducting the underwriting discount and estimated offering expenses, and includes the proceeds from the exercise by some selling stockholders of warrants for 80,790 shares of common stock.

                                  RISK FACTORS

OUR LARGE DEBT OBLIGATIONS MAY ADVERSELY AFFECT OUR OPERATIONS.

     As a result of our large outstanding debt obligations, we have significant ongoing debt service requirements. As of December 31, 1998, we owed approximately $162.6 million in long-term debt and notes payable. Our high level of indebtedness could have several adverse effects on our future operations, including the following:

     - A substantial portion of our revenues must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes.

     - The terms and conditions of our indebtedness may restrict our flexibility in planning for and reacting to changes in our business.

     - Our ability to obtain additional financing in the future for working capital, capital expenditures, and other purposes may be substantially impaired.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance. Our future operating performance will depend on our ability to expand our business operations by building our new facilities, establishing our enhanced network and expanding our product and service offerings. We cannot assure you that we will succeed in expanding our business operations. In addition, our future operating performance will depend on economic, competitive, regulatory and other factors affecting our business. Many of these factors are beyond our control.

WE MAY NOT HAVE SUFFICIENT CASH FLOW FOR OUR BUSINESS.

     Based on our current level of operations, we believe that we will have sufficient cash flow to meet our needs at least through the year ending September 30, 2000. After that time, we may not generate sufficient cash flow from operations or be able to raise capital in sufficient amounts to enable us to service our debt and operate our business. If we are unable to do so, our business, financial condition and results of operations will be materially and adversely affected.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE AND INCREASE, AT LEAST FOR THE NEAR FUTURE.

     We have experienced significant losses since we began operations. We expect to continue to incur significant losses for the foreseeable future. We incurred net losses of approximately $3.1 million for the year ended September 30, 1997 and $11.2 million for the year ended September 30, 1998. Our loss for the quarter ended December 31, 1998 was approximately $7.8 million. As of December 31, 1998, our accumulated deficit was approximately $24.1 million. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.

WE MAY NOT BE ABLE TO RETAIN THE KEY PERSONNEL WE NEED TO SUCCEED.

     Our growth is placing a significant strain on our management systems and resources. If we do not successfully manage our expansion, our business will suffer.

     As we continue to increase the scope of our operations, our workforce has grown. As of December 31, 1998, we had 217 full-time employees in comparison to 50 full-time employees as of September 30, 1995. Despite this growth, we still need to attract, train and retain more employees for management, technical, sales and marketing, and customer support positions. Competition for qualified employees is intense. Consequently, we may not be successful in attracting, training and retaining the people we need.

WE MAY HAVE DIFFICULTY ESTABLISHING AND MANAGING OUR EXPANDING OPERATIONS.

     A key element of our business strategy is the expansion of our facilities and our network, which has required a great deal of management time and the expenditure of large amounts of money. Recently, our growth has been limited by a shortage of space in our current facility in New York City to house computer equipment for Internet access and hosting of customers' web sites. We are building new state-of-the-art facilities in New York City, London and the San Francisco Bay area. We are also establishing a network connecting these new facilities. Our success will depend on our ability to complete, integrate, operate and further expand and upgrade our new network and facilities. Any delay in the opening of our new facilities, particularly the New York facility, or in the completion of our new network, would materially and adversely affect our business plans. In addition, if we do not institute adequate financial and managerial controls and reporting systems and procedures to operate from multiple facilities in geographically dispersed locations, our operations will be materially and adversely affected.

WE ONLY BEGAN OUR INTERNET DIVISION IN 1995, SO YOUR BASIS FOR EVALUATING US IS LIMITED.

     Our Internet Division has only been in operation since 1995 and many of our Internet-related services have only been offered since 1997. Previously, our business principally involved the sales of computer and peripheral equipment for desktop publishing applications. Accordingly, we have a limited operating history in the Internet area upon which you may evaluate us. You should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. If we fail to adequately address these risks, our business, financial condition and results of operations will be materially and adversely affected.

OUR OPERATIONS DEPEND ON THE CAPABILITIES OF OUR NETWORK.

     Our success depends upon the performance of our network and our ability to expand our network as our customer base gets larger and the needs of our customers for Internet access become more demanding. If we are unsuccessful in providing a network with the necessary capabilities, our business, financial condition and results of operations will be materially and adversely affected. Our existing network relies entirely on third party data communications and telecommunications providers. These include Internet service providers, such as Sprint, Cable & Wireless and UUNET, and long distance and local carriers, including the regional Bell operating companies. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. This could have a material and adverse effect on the costs of maintaining our network. Many of our agreements with network and Internet service providers allow the supplier to terminate the agreement on relatively short notice. Accordingly, we cannot assure you that these suppliers will continue to service us or that we can replace them on comparable terms.

Other risks and difficulties that we may encounter in connection with our expanding network include our ability to adapt our network infrastructure to changing customer requirements and changing industry standards.

ANY DELAYS BY QWEST IN COMPLETING OUR NEW DEDICATED NETWORK WILL MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     In October 1998, we entered into an agreement with Qwest which gives us the exclusive right to use portions of Qwest's global fiber network as our network for a 20 year period. Our future success is highly dependent on Qwest's performance of its obligations under this agreement. Qwest, however, has not completed building its coast-to-coast network or its international network and has already experienced significant delays. Any further delays in completing the Qwest network would delay our network expansion. This would, in turn, delay our ability to utilize our new facilities and our ability to effectively utilize the personnel hired to work in these facilities. This delay might also require us to seek network capacity from third parties, on a short term or longer term basis, at a significantly higher cost than our cost structure with Qwest. Any of these events would have a material and adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON FORMING RELATIONSHIPS WITH OTHER INTERNET SERVICE PROVIDERS.

     The Internet includes a number of Internet service providers that operate their own networks and connect with each other at various points under arrangements known as "peering" arrangements. It is more costly and less efficient to operate a network without peering arrangements. Consequently, we must establish and maintain peering relationships to maintain high network performance levels without having to pay excessive amounts for the transmission of data. These arrangements are not subject to regulation and the terms, conditions and costs can be changed by the provider over time. Internet service providers may not agree to maintain peering relationships with us, at reasonable costs or at all. Currently, we have two private peering arrangements. If we fail to establish and maintain more peering relationships on a cost-effective basis, the costs of establishing and operating our network will be significantly greater and our business, financial condition and results of operations will be materially and adversely affected.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our revenues and operating results vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

     Factors which could cause quarterly results to fluctuate include:

     - customer demand for our products and services

     - the timing of the expansion of our operations

     - seasonality in sales, principally during the summer and year-end holidays

     - the mix of our products and services revenues from our two operating divisions

     - the timing of significant sales of Internet-related hardware

     - changes in the growth rate of Internet usage

     - the mix of revenues from our various Internet products and services

     - changes in pricing by us or our competitors

     - the introduction of new products or services by us or our competitors

     - the mix of domestic and international sales, once our London facility becomes operational

     - costs related to acquisitions of technology or businesses

     Our revenues are difficult to forecast. We plan to significantly increase our operating expenses to bring our new facilities and network online and to market and support our products and services. We may not be able to adjust our spending quickly enough to offset any unexpected revenue shortfall. If we have an unexpected shortfall in revenues in relation to our expenses, then our business, financial condition and results of operations will be materially and adversely affected.

WE ARE JUST BEGINNING TO EXPAND INTO INTERNATIONAL MARKETS AND MAY NOT BE SUCCESSFUL IN THESE EFFORTS.

     To date, we have operated only in the New York City area. We expect to begin operations in London by June 30, 1999. We may also further expand international operations in the future. Because we have limited experience operating in markets other than the New York market and no experience operating internationally, we may have difficulty adapting our products and services to different market needs. We may also be unsuccessful in our efforts to market and sell these products and services to customers abroad. In addition, we may find it more difficult and expensive to hire and train employees and to manage international operations together with our U.S. operations.

     International operations are subject to other inherent risks, including:

     - differences in regulatory requirements in various countries

     - potentially adverse tax consequences

     - political and economic instability

     - technology export and import restrictions or prohibitions

     - fluctuations in currency exchange rates

     - imposition of exchange controls

     - language and cultural barriers

     - uncertainty regarding protection of intellectual property rights

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

If we fail to successfully address these risks, our business, financial condition and results of operations may be materially and adversely affected.

WE ARE DEPENDENT ON OUR HARDWARE AND SOFTWARE SUPPLIERS TO PROVIDE US WITH THE PRODUCTS AND SERVICES WE NEED TO SERVE OUR CUSTOMERS.

     We rely on outside vendors to supply us with computer hardware, software and networking equipment. These products are available from only a few sources. We primarily buy these products from Silicon Graphics, Sun Microsystems, Compaq, Intergraph and Cisco. We also rely on Cisco for network design and computer installation services. We cannot assure you that we will be able to obtain the products and services that we need on a timely basis and at affordable prices.

     We have in the past experienced delays in receiving shipments of equipment purchased for resale. We may not be able to obtain computer equipment on the scale and at the times required by us at an affordable cost. Our suppliers may enter into exclusive arrangements with our competitors or stop selling their products or services to us at commercially reasonable prices. If our sole or limited source suppliers do not provide us with products or services, our business, financial condition and results of operations may be materially and adversely affected.

WE MAY MAKE INVESTMENTS OR ACQUISITIONS THAT ARE NOT SUCCESSFUL.

     We may make investments in or acquire complementary businesses, products, services or technologies, but we have very limited experience in these activities. The terms and conditions of our $160.0 million debt financing limit our ability to make investments in businesses unless we acquire the entire business. If we seek to make investments or acquisitions, we will be subject to the following risks:

     - We may not be able to identify suitable investment or acquisition candidates.

     - If the purchase price for an acquisition consists of cash, we may need to use all or a portion of our available cash, including proceeds from this offering.

     - If we do identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms.

     - Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     - We may not be able to successfully integrate the services, products and personnel of any acquired business into our operations.

     - We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

     - We may be required to incur additional debt.

     - We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

     - We may have to incur significant accounting charges, such as for goodwill or for acquired in-process research and development, which may adversely affect our results of operations.

BECAUSE WE ARE DEPENDENT ON COMPUTER SYSTEMS, A SYSTEMS FAILURE WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our facility in New York. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Our business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

IF OUR SECURITY MEASURES ARE INADEQUATE, OUR BUSINESS WILL BE ADVERSELY
AFFECTED.

     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our products and services.

OUR BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH IN USE AND IMPROVEMENT OF THE INTERNET.

     Our products and services are targeted toward businesses, which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions. If Internet usage does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

     Critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the market that we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet products and services for a number of reasons, including:

     - inadequate protection of the confidentiality of stored data and information moving across the Internet

     - inconsistent quality of service

     - inability to integrate business applications on the Internet

     - the need to deal with multiple vendors, whose products are frequently incompatible

     - lack of availability of cost-effective, high-speed products and services

OUR SUCCESS DEPENDS ON KEEPING UP WITH RAPID TECHNOLOGICAL CHANGES IN OUR
MARKETS.

     The market for Internet products and services has only recently begun to develop and is rapidly evolving. Significant technological changes could render our existing products and services obsolete. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customer's needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business, financial condition and results of operations will be materially and adversely affected.

WE HAVE MANY COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

     Competition for the Internet products and services that we provide is intense and we expect that competition will continue to intensify. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to successfully meet our competition. If we are unable to compete successfully against our competitors, our business, financial condition and results of operations will be adversely affected.

     Our competitors include other Internet service providers, such as:

     - national and global Internet service providers, including Concentric Network, PSINet and UUNET

     - national and regional Internet service providers with a presence in the New York metropolitan area, including AboveNet, DIGEX, Exodus, Frontier GlobalCenter, GTE Genuity and Verio

     Our competitors also include telecommunications companies, such as:

     - AT&T, Cable & Wireless, MCI WorldCom and Sprint

     - regional Bell operating companies which offer Internet access, such as Bell Atlantic

     Following the completion of our new facilities, we will encounter additional competition from international Internet service providers, including BT Internet and Demon Internet (recently acquired by Scottish Telecom), as well as Internet service providers and telecommunication companies operating in the San Francisco Bay area.

     Because we offer a broad range of goods and services, we encounter competition from numerous other businesses which provide one or more similar goods or services, including numerous resellers of Internet-related hardware and software and web site development companies.

     Many of our existing competitors, as well as a number of potential new competitors, have:

     - longer operating histories

     - greater name recognition

     - larger customer bases

     - larger networks

     - more and larger facilities

     - significantly greater financial, technical and marketing resources

     Our competitors may respond more quickly than we can to new or emerging technologies and changes in customer requirements. They may also devote greater resources than we can to the development, promotion and sale of their products and services. They may develop Internet products and services that are superior to or have greater market acceptance than ours. Our competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to our existing and potential employees and strategic partners. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties.

     New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of normal business activities. If our present efforts to address the Year 2000 compliance issues are not successful, or if suppliers and other third parties do not successfully address such issues, our business, financial condition and results of operations could be materially and adversely affected.

     We plan to perform a Year 2000 simulation on our software by June 30, 1999 to test system readiness. Based on the results of our Year 2000 simulation test, we intend to revise the code of our software and systems as necessary to improve the Year 2000 compliance of our software. We have been informed by our material hardware and software vendors that the products used by us are currently Year 2000 compliant. We are currently assessing the materiality of our non-information technology systems and will seek assurances of Year 2000 compliance from providers of material non-information technology systems. Until this testing is complete and these vendors and providers are contacted, we will not be able to completely evaluate whether our information technology and other systems will need to be revised or replaced. These revisions and replacements may not be completed on schedule or within estimated costs and may not successfully address our Year 2000 compliance issues.

     We cannot assure you that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside our control will be Year 2000 compliant.

CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     There is an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. The government may also seek to regulate some segments of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

WE MAY BE LIABLE FOR THE MATERIAL OUR CUSTOMERS DISTRIBUTE OVER THE INTERNET.

     The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the web sites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business, financial condition and results of operations may be materially and adversely affected.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD HAVE ADVERSE EFFECTS.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     On March 2, 1999 our board of directors approved approximately 2,600,000 shares of our common stock to be used for the grant of stock options. Of the 2,600,000 shares, 1,500,000 shares will be reserved for issuance under our 1999 stock option plan. The balance is for an immediately exercisable option to be granted concurrently with the closing of this offering to Marc H. Bell, our President and Chief Executive Officer, for a number of shares of common stock equal to 25% of the difference between the number of shares outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option will be ten years and its exercise price will be the same as the price to the public in this offering. These 2,600,000 shares are in addition to the approximately 2,000,000 shares issuable upon the exercise of outstanding options and warrants. If the holders of these options and warrants were to exercise their rights and sell the shares issued to them, it could have an adverse effect on the market price of our common stock.

OUR COMMON STOCK MAY BE SUBJECT TO GREAT PRICE VOLATILITY.

     The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the offering price.

OUR MANAGEMENT HAS BROAD DISCRETION IN THE APPLICATION OF PROCEEDS, WHICH MAY INCREASE THE RISK THAT THE PROCEEDS WILL NOT BE APPLIED EFFECTIVELY.

     Our management will have broad discretion in determining how to spend the proceeds of this offering. Accordingly, we can spend the proceeds from this offering in ways with which the stockholders may not agree.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS.

     Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

THE BOOK VALUE OF THE SHARES PURCHASED IN THIS OFFERING WILL IMMEDIATELY BE SUBSTANTIALLY DILUTED.

     Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share.

                                USE OF PROCEEDS

     The net proceeds to Globix from the sale of the 4,000,000 shares of common stock offered by Globix are estimated to be approximately $136.6 million ($160.4 million if the underwriters' overallotment option is exercised in full), at an offering price of $37.00 per share and after deducting the underwriting discount and estimated offering expenses payable by Globix.

     Globix intends to use the net proceeds from this offering to fund the completion of its new network and for general corporate purposes. In addition, Globix may use a portion of the net proceeds to make investments in, or acquire, complementary businesses. Globix, however, currently has no agreements with respect to any such transaction. As of the date of this prospectus, Globix cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, Globix's management will have broad discretion in the application of the net proceeds.

     Pending the uses described above, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     On March 23, 1999, Globix's common stock began trading on the Nasdaq National Market. Prior to that, Globix's common stock had been quoted on the Nasdaq SmallCap Market since its initial public offering in January 1996. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the common stock as reported on the Nasdaq SmallCap Market.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                              HIGH       LOW
YEAR ENDED SEPTEMBER 30, 1997:
     First Quarter..........................................   $10 1/4   $ 8 1/2
     Second Quarter.........................................    13 3/4     9 5/8
     Third Quarter..........................................    13 7/8     9 7/8
     Fourth Quarter.........................................    11 3/8     5 9/16
YEAR ENDED SEPTEMBER 30, 1998:
     First Quarter..........................................   $ 9 3/16  $ 4
     Second Quarter.........................................    12         4 3/8
     Third Quarter..........................................    15 15/16   9 1/16
     Fourth Quarter.........................................    14 5/16    5 3/16
YEAR ENDING SEPTEMBER 30, 1999:
     First Quarter..........................................   $13 15/16 $ 4
     Second Quarter (through March 22, 1999)................    45 1/2    10 7/8

     On March 22, 1999, the reported last sale price of the common stock on the Nasdaq SmallCap Market was $41 3/4. As of February 26, 1999, there were 41 holders of record of the common stock, which does not include individual participants in security position listings.

     Globix has not paid any cash dividends on its capital stock since it terminated its Subchapter S status in July 1994. Under the terms of Globix's $160.0 million debt financing, its ability to pay dividends is contractually limited. Globix currently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends for the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Globix as of December 31, 1998, based on common stock outstanding on that date of 4,140,116 shares, on an actual basis and as adjusted to reflect:

     - the sale by Globix of the 4,000,000 shares of common stock offered hereby at an offering price of $37.00 per share

     - the issuance of 80,790 shares of common stock upon the exercise of warrants immediately prior to the offering by some of the selling stockholders

The as adjusted data is calculated after deducting the estimated underwriting discounts and commissions and offering expenses payable by Globix. The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                  AS OF
                                                            DECEMBER 31, 1998
                                                         -----------------------
                                                          ACTUAL     AS ADJUSTED
                                                             (IN THOUSANDS)
Cash, cash equivalents and marketable securities.......  $ 57,320     $194,878
                                                         ========     ========
Restricted cash and investments........................  $ 50,473     $ 50,473
                                                         ========     ========
Current portion of notes payable.......................  $  2,790     $  2,790
                                                         ========     ========
Long-term debt:
  Long-term note payable, less current portion.........     1,848        1,848
  Long-term debt, net of discount......................   157,977      157,977
                                                         --------     --------
     Total long-term debt, net of current portion......   159,825      159,825
Stockholders' equity:
  Preferred stock, $.01 par value, 500,000 shares
     authorized, no shares issued and outstanding......        --           --
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 4,140,116 shares issued and
     outstanding actual; 8,220,906 as adjusted.........        41           82
Additional paid-in capital.............................    17,247      154,764
Accumulated other comprehensive income.................     2,024        2,024
Accumulated deficit....................................   (24,064)     (24,064)
                                                         --------     --------
     Total stockholders' equity........................    (4,752)     132,806
                                                         --------     --------
       Total capitalization............................  $155,073     $292,631
                                                         ========     ========

     The 8,220,906 shares as adjusted for this offering excludes:

     - any shares of common stock to be issued pursuant to the overallotment option

     - 664,685 shares of common stock issuable upon the exercise of warrants at an effective weighted average exercise price of $13.58 per share to be outstanding immediately after the closing of this offering

     - 1,318,782 shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average exercise price of $7.94 per share as of February 26, 1999

     - 13,280 shares issued upon the exercise of options between January 1, 1998 and February 26, 1999

It further excludes 213,624 additional shares of common stock reserved for issuance under our existing stock option plans as of February 26, 1999 and approximately 2,600,000 shares of common stock, approved by our board of directors on March 2, 1999, to be used for the grant of stock options. Of the 2,600,000 shares, 1,500,000 shares will be reserved for issuance under our 1999 stock option plan. The balance is for an immediately exercisable option to be granted concurrently with the closing of this offering to Marc H. Bell, our President and Chief Executive Officer, for a number of shares of common stock equal to 25% of the difference between the number of shares outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option will be ten years and its exercise price will be the same as the price to the public in this offering.

                                    DILUTION

     The net tangible book value of Globix as of December 31, 1998 was $(10.7) million, or $(2.59) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale by Globix of the 4,000,000 shares of common stock offered hereby at an offering price of $37.00 per share and the 80,790 shares to be issued upon the exercise of warrants immediately prior to this offering by some of the selling stockholders, the net tangible book value of Globix as of December 31, 1998 would have been approximately $126.8 million, or $15.43 per share of common stock. This represents an immediate increase in the net tangible book value of $18.02 per share to existing stockholders and an immediate dilution in the net tangible book value of $21.57 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share..................            $37.00
  Net tangible book value per share as of
     December 31, 1998...........................  $(2.59)
  Increase per share attributable to new
     investors...................................   18.02
Net tangible book value per share after the
  offering.......................................            $15.43
                                                             ------
Dilution per share to new investors..............            $21.57
                                                             ======

The foregoing discussion excludes:

     - any shares to be issued pursuant to the overallotment option

     - 664,685 shares of common stock issuable upon the exercise of warrants at an effective weighted average exercise price of $13.58 per share to be outstanding immediately after the closing of this offering

     - 1,318,782 shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average exercise price of $7.94 per share as of February 26, 1999

     - 13,280 shares of common stock issued upon the exercise of options between January 1, 1999 and February 26, 1999

It further excludes 213,624 additional shares of common stock reserved for issuance under our existing stock option plans as of February 26, 1999 and approximately 2,600,000 shares of common stock, approved by our board of directors on March 2, 1999, to be used for the grant of stock options. Of the 2,600,000 shares, 1,500,000 shares will be reserved for issuance under our 1999 stock option plan. The balance is for an immediately exercisable option to be granted concurrently with the closing of this offering to Marc H. Bell, our President and Chief Executive Officer, for a number of shares of common stock equal to 25% of the difference between the number of shares outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option will be ten years and its exercise price will be the same as the price to the public in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for the years ended September 30, 1996, 1997 and 1998 are derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 1994 and the nine months ended September 30, 1995 are derived from our financial statements which have been audited by Arthur Andersen LLP, and are not presented separately in this prospectus. We changed our fiscal year end from December 31 to September 30 in 1995. Consequently, the 1995 fiscal year consisted of nine months. The selected consolidated statement of operations data for the three months ended December 31, 1997 and 1998 and the selected consolidated balance sheet data as of December 31, 1998 are derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position. Interim periods are not necessarily indicative of results for any future period. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes to these statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                              NINE                                         THREE MONTHS
                                               YEAR          MONTHS                                           ENDED
                                              ENDED           ENDED         YEAR ENDED SEPTEMBER 30,       DECEMBER 31,
                                           DECEMBER 31,   SEPTEMBER 30,   ----------------------------   ----------------
                                               1994           1995         1996      1997       1998      1997     1998
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS:
  Revenues...............................     $6,524         $8,738       $10,374   $17,400   $ 20,595   $4,740   $ 5,929
  Costs and expenses:
    Cost of revenues.....................      5,192          7,292         8,599    13,699     13,322    3,114     3,702
    Selling, general and
      administrative.....................      1,373          1,213         3,187     6,036     10,696    1,610     5,566
    Depreciation and amortization........         59             68           219       675      1,310      242       507
    Research and development.............         --             34            57        --         --       --        --
                                              ------         ------       -------   -------   --------   ------   -------
      Total costs and expenses...........      6,624          8,607        12,062    20,410     25,328    4,966     9,775
                                              ------         ------       -------   -------   --------   ------   -------
  Income (loss) from operations..........       (100)           131        (1,688)   (3,010)    (4,733)    (226)   (3,846)
    Interest income......................         --             --           121        72      1,953        7       944
    Interest and financing expenses......        (30)           (73)          (99)     (177)    (8,376)     (63)   (4,917)
    Write-off of debt issuance costs.....         --             --          (257)       --         --       --        --
                                              ------         ------       -------   -------   --------   ------   -------
  Income (loss) before taxes.............       (130)            58        (1,923)   (3,115)   (11,156)    (282)   (7,819)
  Provision for (benefit from) taxes.....         14             19           (30)       --         --       --        --
                                              ------         ------       -------   -------   --------   ------   -------
  Net income (loss)......................     $ (144)        $   39       $(1,893)  $(3,115)  $(11,156)  $ (282)  $(7,819)
                                              ======         ======       =======   =======   ========   ======   =======
  Basic and diluted net income (loss) per
    share................................     $(0.11)        $ 0.02       $ (0.72)  $ (1.01)  $  (3.08)  $(0.08)  $ (1.89)
                                              ======         ======       =======   =======   ========   ======   =======
  Weighted average common shares
    outstanding..........................      1,294          1,725         2,633     3,075      3,626    3,448     4,140

OTHER FINANCIAL DATA:
  EBITDA.................................     $  (41)        $  199       $(1,469)  $(2,335)  $ (3,423)  $   16   $(3,339)
  Capital expenditures...................        103            150         1,955     1,542     23,270      829    22,320

                                           AS OF                    AS OF SEPTEMBER 30,                      AS OF
                                        DECEMBER 31,   ----------------------------------------------    DECEMBER 31,
                                            1994           1995         1996       1997        1998          1998
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and
    marketable securities.............     $  322         $  222       $ 2,342    $ 2,401    $ 76,111      $ 57,320
  Restricted cash and investments.....         --             --           400        325      60,480        50,473
  Working capital.....................        401            180         3,468      1,980      75,859        43,855
  Total assets........................      2,308          2,962         7,810     11,025     182,266       184,901
  Long-term debt and notes payable....        350            123            39      1,258     161,489       162,615
  Stockholders' equity................        259            299         6,090      5,014       2,719        (4,752)

     Basic and diluted net income (loss) per share is presented in accordance with the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings per share" and represents both basic and diluted income (loss) per share amounts. See Note 1 of Notes to Consolidated Financial Statements.

     EBITDA is earnings from operations before interest, taxes, depreciation and amortization. EBITDA is included because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles. In addition, EBITDA should not be considered as a substitute for net income or net loss as an indicator of our operating performance or cash flow or as a measure of liquidity. This data should be examined in conjunction with our consolidated financial statements and notes to the financial statements included elsewhere in this prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read together with the consolidated financial statements and notes to these statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements based on Globix's current expectations, assumptions, estimates and projections about Globix and its industry. Globix's results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Globix was founded in 1989 as a value-added reseller, primarily focused on providing custom computer hardware and software products and services for desktop publishing. By 1995, Globix recognized the growing demand by businesses for electronic information delivery and began to change its corporate strategy to focus on offering Internet products and services. In early 1996, Globix raised net proceeds of approximately $7.4 million through a public offering of its common stock and, subsequently, began to offer Internet access services to business customers. By the end of 1996, the number of Globix's Internet customers had grown to over 80 business accounts. In 1997, Globix expanded its product and service offerings beyond Internet access and began to offer a range of end-to-end Internet products and services designed to enable its customers to more effectively capitalize on the Internet as a business tool. As of December 31, 1998, the number of Globix's customers for Internet products and services had grown to approximately 850 customer accounts, consisting primarily of large and medium size businesses.

     In 1998, Globix undertook a major expansion plan. In April 1998, it completed a $160.0 million debt financing to fund the expansion of its physical facilities and the acquisition and completion of its new network. Globix is currently constructing new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. The new SuperPOPs will increase Globix's total Internet data center capacity to approximately 63,000 square feet. These facilities are expected to be operational by June 30, 1999. In October 1998, Globix entered into an agreement with Qwest which gives it exclusive rights to use portions of Qwest's global network for a 20 year period. The completion of the new network is expected to significantly increase Globix's network capacity and enable it to offer a wider variety of higher-speed Internet access and Internet-related products and services to a larger number of customers. Globix is also placing, or co-locating, Internet-related computer equipment in the facilities of major telecommunications providers in Washington D.C. and Chicago, which will provide entry points to its network. Globix is planning to establish additional entry points in other major business centers in the United States and Europe.

     Commencing with 1996, Globix began segment reporting of its results of operations into two divisions:

     - the Internet Division

     - the Server Sales and Integration Division

The Internet Division provides dedicated Internet access service; web hosting and co-location services; value-added solutions, such as electronic commerce, streaming media, network security and web site development; and instructor-led corporate training. The Server Sales and Integration Division sells Internet-related hardware and software and provides systems and network integration services. Over the last three years, revenues from the Internet Division have grown significantly as a percentage of total revenue from 9.6% for the three months ended December 31, 1996 to 38.5% for the three months ended December 31, 1998. Globix expects that the Internet Division revenues will continue to grow as a percentage of total revenues.

     Globix continues to derive a majority of its total revenues from sales of third-party hardware and software, including workstation web and database servers, network equipment, and server and application software. Globix intends to continue to offer higher-margin workstation, server and software components as a complement to its Internet products and services. Globix maintains a limited inventory of hardware and software and typically purchases these products from third-party vendors only after receipt of a customer order. The second largest component of Globix's total revenues is derived from providing dedicated Internet access services to business customers. Globix's Internet access customers typically sign one or two-year contracts that provide for fixed, monthly-recurring service fees and a one time installation fee. Globix also derives revenues from web site hosting and co-location services based upon its customers' bandwidth requirements, including charges for fixed amounts of bandwidth availability and incremental fees for additional bandwidth use. In addition to fees based on bandwidth, Globix charges its co-location customers monthly fees for the use of its physical facilities. Globix's web hosting and co-location contracts typically range from one to two years. Value-added Internet solutions are charged on a fixed price or time and materials basis. Corporate training services are charged based on the length and size of the class and the complexity of the content and class materials required.

     Cost of revenues for the Server Sales and Integration Division consist primarily of acquisition costs of third-party hardware and software. Cost of revenues for the Internet Division consist primarily of telecommunications costs for Internet access, web hosting and co-location customers and direct labor costs for web site development, value-added solutions and corporate training. Telecommunications costs include the cost of providing local telephone lines into Globix's SuperPOP, costs related to the use of third-party networks, and costs associated with leased lines. Globix anticipates that, in the near term, its data transmission costs will substantially increase because of higher network operating and maintenance and depreciation charges associated with the expansion of its network and the acquisition of the right to use the Qwest bandwidth. As utilization of this network increases in future years, Globix expects to realize a substantial reduction in per unit data transmission costs due to the network's scaleability and fixed cost structure. Cost of revenues for web site development and value-added solutions consists of labor and overhead costs for the personnel performing the services, including the cost of project management, quality control and project review. Cost of revenues for corporate training consist of labor and overhead costs for the training courses, including in-house and contract instructors and the cost to develop and produce course materials.

     Selling, general and administrative expenses consist primarily of sales and marketing personnel and related occupancy costs; advertising costs; salaries and occupancy costs for executives, financial and administrative personnel; and personnel and related operating expenses associated with network operations, customer support and field services. Globix has recently hired a number of members of its senior management. Globix is in the process of hiring a significant number of additional personnel to staff its three new SuperPOP facilities and to expand its sales and marketing, network operations, customer support and field services personnel. Accordingly, Globix expects selling, general and administrative expenses to continue to significantly increase for the foreseeable future.

     Depreciation and amortization expenses are expected to increase significantly beginning in fiscal 1999. Globix depreciates its capital assets on a straight line basis over the useful life of the assets, ranging from five to 40 years. In addition, Globix is amortizing debt issuance costs of $6.6 million relating to its $160.0 million debt financing over seven years. Globix has not recognized any depreciation expense for the year ended September 30, 1998 or the quarter ended December 31, 1998 for its new SuperPOPs in New York, London and the San Francisco Bay area. The facilities are currently under construction and Globix will begin recognizing depreciation expense for them upon completion, which is expected by June 30, 1999.

     Globix historically has experienced negative cash flow from operations and has incurred net losses. Globix's ability to generate positive cash flow from operations and achieve profitability is dependent upon its ability to continue to grow its revenue base and achieve further operating efficiencies. For the years ended September 30, 1996, 1997 and 1998 and the three months ended December 31, 1998, Globix's operating cash flows were approximately $(1.9) million, $(2.5) million, $115,000 and $(7.9) million. For the years ended September 30, 1996, 1997 and 1998 and the three months ended December 31, 1998, we incurred net losses of approximately $1.9 million, $3.1 million, $11.2 million and $7.8 million. Globix expects to experience negative cash flow from operations and to incur net losses as a result of its significant investment in the expansion of its physical facilities, the establishment of its network, the hiring of additional personnel and the interest expense in connection with the $160.0 million debt financing. Globix believes that its new SuperPOPs and network infrastructure will enable it to achieve further economies of scale as it continues to expand its customer base. However, there can be no assurance that Globix will be able to realize sufficient future revenues to offset its present investment in its physical facilities, network infrastructure and the hiring of additional personnel, or that Globix will be able to achieve or sustain revenue growth, positive cash flow or profitability in the future. As of December 31, 1998, Globix had generated an accumulated deficit of approximately $24.1 million.

SEGMENT INFORMATION

     Globix's activities fall within two reporting segments: the Internet Division and the Server Sales and Integration Division. The following table sets forth segment information for the years ended September 30, 1996, 1997 and 1998:

                                             YEAR ENDED SEPTEMBER 30,
                                          ------------------------------
                                           1996       1997        1998
                                                  (IN THOUSANDS)
Revenues:
  Internet..............................  $   641    $ 2,414    $  6,448
  Server sales and integration..........    9,733     14,986      14,147
                                          -------    -------    --------
     Consolidated.......................  $10,374    $17,400    $ 20,595
                                          =======    =======    ========
Operating income (loss):
  Internet..............................  $  (360)   $   (84)   $  1,146
  Server sales and integration..........     (268)      (379)        721
                                          -------    -------    --------
     Consolidated(1)....................  $(1,688)   $(3,010)   $ (4,733)
                                          =======    =======    ========
Identifiable assets:
  Internet..............................  $ 1,132    $ 2,105    $  7,808
  Server sales and integration..........    3,443      5,782       3,732
                                          -------    -------    --------
     Consolidated(2)....................  $ 7,810    $11,025    $182,266
                                          =======    =======    ========

-------------------------

(1) Includes unallocated corporate overhead of $1,060, $2,547 and $6,600 for the years ended September 30, 1996, 1997 and 1998. Such amounts include executive salaries of $389, $616 and $824 for the years ended September 30, 1996, 1997 and 1998, as well as rent, payroll charges for administrative staff and professional fees.

(2) Includes corporate assets not allocable to a particular segment of $3,235, $3,138 and $170,726 for the years ended September 30, 1996, 1997 and 1998.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of operations data for the years ended September 30, 1996, 1997 and 1998 and the three months ended December 31, 1997 and 1998 as a percentage of total revenues. This information should be read in conjunction with the consolidated financial statements and notes thereto found elsewhere in this prospectus.

                                                           THREE MONTHS
                                                              ENDED
                           YEAR ENDED SEPTEMBER 30,        DECEMBER 31,
                           -------------------------     ----------------
                           1996      1997      1998      1997       1998
                                (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Internet...............    6.2%     13.9%     31.3%     28.0%      39.0%
  Server sales and
     integration.........   93.8      86.1      68.7      72.0       61.0
                           -----     -----     -----     -----     ------
     Total revenues......  100.0     100.0     100.0     100.0      100.0
                           -----     -----     -----     -----     ------
Cost and expenses:
  Cost of revenues.......   82.9      78.7      64.7      65.7       62.4
  Selling, general and
     administrative......   30.7      34.7      51.9      33.9       93.9
  Depreciation and
     amortization........    2.1       3.9       6.4       5.1        8.6
  Research and
     development.........    0.6        --        --        --         --
                           -----     -----     -----     -----     ------
     Total costs and
       expenses..........  116.3     117.3     123.0     104.7      164.9
Loss from operations.....  (16.3)    (17.3)    (23.0)     (4.7)     (64.9)
Interest and financing
  (expenses) income,
  net....................    0.2      (0.6)    (31.2)     (1.2)     (67.0)
Write-off of debt
  issuance costs.........   (2.5)       --        --        --         --
                           -----     -----     -----     -----     ------
Loss before taxes........  (18.6)    (17.9)    (54.2)     (5.9)    (131.9)
Income tax benefit.......    0.3        --        --        --         --
                           -----     -----     -----     -----     ------
Net loss.................  (18.3)%   (17.9)%   (54.2)%    (5.9)%   (131.9)%
                           =====     =====     =====     =====     ======

THREE MONTHS ENDED DECEMBER 31, 1998 AS COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Total revenues for the three months ended December 31, 1998 increased 25.1% to $5.9 million from $4.7 million for the three months ended December 31, 1997. Revenues from the Server Sales and Integration Division for the three months ended December 31, 1998 increased 6.9% to $3.6 million from $3.4 million for the three months ended December 31, 1997. Revenues from the Internet Division increased 71.8% to $2.3 million for the three months ended December 31, 1998 from $1.3 million for the three months ended December 31, 1997. This increase was primarily attributable to an increase in the number of customers to which we provided Internet access services. The increase in percentage of Internet Division revenues as a percentage of total revenues reflected our shift in product mix toward Internet related sales.

     Cost of Revenues. Cost of revenues for the three months ended December 31, 1998 was $3.7 million or 62.4% of revenues as compared to $3.1 million or 65.7% of total revenues for the three months ended December 31, 1997. The decrease in cost of revenues as a percentage of total revenues was primarily a result of an increase in higher margin Internet revenues as a percentage of total revenues.

     Selling, General and Administrative. Selling, general and administrative expenses for the three months ended December 31, 1998 were $5.6 million or 93.9% of total revenues as compared to $1.6 million or 34.0% of total revenues for the three months ended December 31, 1997. This increase in absolute dollars and as a percentage of total revenues was primarily attributable to an increase in sales and marketing, engineering and training and administration personnel necessitated by the growth in operations. The number of full time employees increased from 84 as of December 31, 1997 to 217 as of December 31, 1998 and payroll costs increased from $935,000 for the three months ended December 31, 1997 to $3.1 million for the three months ended December 31, 1998. In addition, we increased expenditures in advertising from $132,000 for the three months ended December 31, 1997 to $1.1 million for the three months ended December 31, 1998.

     Interest and Financing Expense and Interest Income. The increase in interest expense to $4.9 million for the three months ended December 31, 1998 is a result of the $160.0 million debt financing completed in April 1998. The increase in interest income to $944,000 for the three months ended December 31, 1998 reflects the increased cash position derived from the net proceeds of the debt financing. We are amortizing debt issuance costs of $6.6 million relating to the $160.0 million debt financing over seven years.

     Depreciation and Amortization. Depreciation and amortization increased to $507,000 for the three months ended December 31, 1998 as compared to $242,000 for the three months ended December 31, 1997. The increase was primarily related to depreciation of equipment purchased for use in the Internet Division.

     Net Loss and Loss Per Share. As a result of the above, we reported a net loss of $7.8 million or $1.89 per share for the three months ended December 31, 1998 as compared to a net loss of $282,000 or $0.08 per share for the three months ended December 31, 1997.

YEAR ENDED SEPTEMBER 30, 1998 AS COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

     Revenues. Total revenues for the year ended September 30, 1998 increased 18.4% to $20.6 million from $17.4 million for the year ended September 30, 1997. Revenues from the Server Sales and Integration Division for the year ended September 30, 1998 decreased 5.6% to $14.1 million from $15.0 million for the year ended September 30, 1997. This decrease was primarily attributable to lower unit sales partially offset by a planned shift in product mix toward higher priced and higher margin products. Revenues from the Internet Division increased 167.1% to $6.4 million for the year ended September 30, 1998 from $2.4 million for the year ended September 30, 1997. This increase was primarily attributable to an increase in the number of customers to which we provided Internet access services. The increase in percentage of Internet Division revenues as a percentage of total revenues reflected our shift in product mix toward Internet related sales.

     Cost of Revenues. Cost of revenues for the year ended September 30, 1998 was $13.3 million or 64.7% of total revenues as compared to $13.7 million or 78.7% of total revenues for the year ended September 30, 1997. The decrease in cost of revenues in absolute dollars and as a percentage of total revenues was primarily a result of an increase in higher margin Internet revenues as a percentage of total revenues.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 1998 were $10.7 million or 51.9% of total revenues as compared to $6.0 million or 34.7% of total revenues for the year ended September 30,

1997. This increase in absolute dollars and as a percentage of total revenues was primarily attributable to an increase in sales and marketing, engineering, training and administration personnel necessitated by the growth in Internet-related operations. The number of employees increased from 90 as of September 30, 1997 to approximately 170 as of September 30, 1998. We increased expenditures in advertising from $325,000 for the year ended September 30, 1997 to $1.3 million for the year ended September 30, 1998.

     Interest and Financing Expense and Interest Income. The increase in interest expense is a result of the $160.0 million debt financing completed in April 1998. The increase in interest income reflects the increased cash position derived from the net proceeds of the debt financing. We are amortizing debt issuance costs of $6.6 million relating to the $160.0 million debt financing over seven years.

     Depreciation and Amortization. Depreciation and amortization increased to $1.3 million for the year ended September 30, 1998 as compared to $675,000 for the year ended September 30, 1997. The increase was primarily related to equipment purchased for use in the Internet Division during the year ended September 30, 1998.

     Net Loss and Loss per Share. As a result of the above, we reported a net loss of $11.2 million or $3.08 per share for fiscal 1998 as compared to a net loss of $3.1 million or $1.01 per share for the year ended September 30, 1997.

YEAR ENDED SEPTEMBER 30, 1997 AS COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1996

     Revenues. Total revenues for the year ended September 30, 1997 increased 67.7% to $17.4 million from $10.4 million for the year ended September 30, 1996. Revenues from the Server Sales and Integration Division increased 54.0% to $15.0 million from $9.7 million for the year ended September 30, 1996. Revenues from the Internet Division increased 276.3% to $2.4 million for the year ended September 30, 1997 from $641,000 for the year ended September 30, 1996. The increase in revenues reflects the growth in both the Server Sales and Integration Division and the Internet Division.

     Cost of Revenues. Cost of revenues for the year ended September 30, 1997 was $13.7 million or 78.7% of total revenues as compared to $8.6 million or 82.9% of total revenues for the year ended September 30, 1996. The decrease in cost of revenues as a percentage of total revenues was primarily due to the increase in higher margin revenue from the Internet Division. In addition, revenue from the sales of higher-end workstations, web and database servers and software contributed to higher gross profit margins.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 1997 were $6.0 million or 34.7% of total revenues as compared to $3.2 million or 30.7% of total revenues for the year ended September 30, 1996. This increase in absolute dollars and as a percentage of total revenues was primarily the result of increases in the sales, marketing, technical and administrative personnel associated with the growth in revenues during the year.

     Net Loss and Loss per Share. As a result of the above, we reported a net loss of $3.1 million or $1.01 per share for the year ended September 30, 1997 compared to a net loss of $1.9 million or $0.72 per share for the year ended September 30, 1996. During the fourth quarter of fiscal year 1997, we established an additional reserve of $360,000 for Returned Merchandise Allowances to properly reflect the value of our receivables from our vendors of hardware and software. We consider this event to be non-recurring.

QUARTERLY RESULTS OF OPERATION

     The following table sets forth quarterly consolidated statement of operations data for the periods indicated. The quarterly consolidated statement of operations data is derived from our unaudited financial statements, which in management's opinion has been prepared on substantially the same basis as our audited financial statements and includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. Our quarterly results of operations are not necessarily indicative of our results of operations for any future period.

                                                       THREE MONTHS ENDED
                                 ---------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                   1997        1997         1997            1997         1998
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED QUARTERLY
  STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet.....................   $  723      $  768       $   569         $1,328       $1,441
  Server sales and
     integration...............    4,506       4,175         2,963          3,412        2,911
                                  ------      ------       -------         ------       ------
          Total revenues.......    5,229       4,943         3,532          4,740        4,352
                                  ------      ------       -------         ------       ------
Cost of revenues:
  Internet.....................      351         209           509            335          401
  Server sales and
     integration...............    3,751       3,515         2,575          2,779        2,343
                                  ------      ------       -------         ------       ------
          Total cost of
            revenues...........    4,102       3,724         3,084          3,114        2,744
                                  ------      ------       -------         ------       ------
  Gross profit.................    1,127       1,219           448          1,626        1,608
  Selling, general and
     administrative............    1,392       1,461         1,738          1,610        1,870
  Depreciation and
     amortization..............      139         161           217            242          264
                                  ------      ------       -------         ------       ------
          Total operating
            expenses...........    1,531       1,622         1,955          1,852        2,134
                                  ------      ------       -------         ------       ------
Loss from operations...........     (404)       (403)       (1,507)          (226)        (526)
  Interest and financing income
     (expense), net............       11         (54)          (77)           (56)         (62)
                                  ------      ------       -------         ------       ------
Net loss.......................   $ (393)     $ (457)      $(1,584)        $ (282)      $ (588)
                                  ======      ======       =======         ======       ======
Basic and diluted net loss per
  share........................   $(0.13)     $(0.15)      $ (0.51)        $(0.08)      $(0.17)
                                  ======      ======       =======         ======       ======
Weighted average common shares
  outstanding..................    3,043       3,046         3,075          3,448        3,448

                                           THREE MONTHS ENDED
                                 ---------------------------------------
                                 JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                   1998         1998            1998
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED QUARTERLY
  STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet.....................  $ 1,637       $ 2,042        $ 2,281
  Server sales and
     integration...............    4,059         3,765          3,648
                                 -------       -------        -------
          Total revenues.......    5,696         5,807          5,929
                                 -------       -------        -------
Cost of revenues:
  Internet.....................      399           397            565
  Server sales and
     integration...............    3,401         3,267          3,137
                                 -------       -------        -------
          Total cost of
            revenues...........    3,800         3,664          3,702
                                 -------       -------        -------
  Gross profit.................    1,896         2,143          2,227
  Selling, general and
     administrative............    3,010         4,207          5,566
  Depreciation and
     amortization..............      396           408            507
                                 -------       -------        -------
          Total operating
            expenses...........    3,406         4,615          6,073
                                 -------       -------        -------
Loss from operations...........   (1,510)       (2,472)        (3,846)
  Interest and financing income
     (expense), net............   (2,560)       (3,745)        (3,973)
                                 -------       -------        -------
Net loss.......................  $(4,070)      $(6,217)       $(7,819)
                                 =======       =======        =======
Basic and diluted net loss per
  share........................  $ (1.16)      $ (1.52)       $ (1.89)
                                 =======       =======        =======
Weighted average common shares
  outstanding..................    3,510         4,091          4,140

                                                       THREE MONTHS ENDED
                                 ---------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                   1997        1997         1997            1997         1998
                                               (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED QUARTERLY
  STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet.....................     13.8%       15.5%         16.1%          28.0%        33.1%
  Server sales and
     integration...............     86.2        84.5          83.9           72.0         66.9
                                  ------      ------       -------         ------       ------
          Total revenues.......    100.0       100.0         100.0          100.0        100.0
                                  ------      ------       -------         ------       ------
Cost of revenues:
  Internet(1)..................     48.5        27.2          89.5           25.2         27.8
  Server sales and
     integration(2)............     83.2        84.2          86.9           81.4         80.5
                                  ------      ------       -------         ------       ------
          Total cost of
            revenues...........     78.4        75.3          87.3           65.7         63.1
                                  ------      ------       -------         ------       ------
  Gross profit.................     21.6        24.7          12.7           34.3         36.9
  Selling, general and
     administrative............     26.6        29.6          49.2           33.9         43.0
  Depreciation and
     amortization..............      2.7         3.3           6.1            5.1          6.0
                                  ------      ------       -------         ------       ------
          Total operating
            expenses...........     29.3        32.9          55.3           39.0         49.0
                                  ------      ------       -------         ------       ------
Loss from operations...........     (7.7)       (8.2)        (42.6)          (4.7)       (12.1)
  Interest and financing income
     (expense), net............      0.2        (1.1)         (2.2)          (1.2)        (1.4)
                                  ------      ------       -------         ------       ------
  Net loss.....................     (7.5)%      (9.3)%       (44.8)%         (5.9)%      (13.5)%
                                  ======      ======       =======         ======       ======

                                           THREE MONTHS ENDED
                                 ---------------------------------------
                                 JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                   1998         1998            1998
                                   (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED QUARTERLY
  STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet.....................     28.7%         35.2%          39.0%
  Server sales and
     integration...............     71.3          64.8           61.0
                                 -------       -------         ------
          Total revenues.......    100.0         100.0          100.0
                                 -------       -------         ------
Cost of revenues:
  Internet(1)..................     24.4          19.4           15.3
  Server sales and
     integration(2)............     83.8          86.7           84.7
                                 -------       -------         ------
          Total cost of
            revenues...........     66.7          63.1           62.4
                                 -------       -------         ------
  Gross profit.................     33.3          36.9           37.6
  Selling, general and
     administrative............     52.8          72.4           93.9
  Depreciation and
     amortization..............      7.0           7.0            8.6
                                 -------       -------         ------
          Total operating
            expenses...........     59.8          79.4          102.5
                                 -------       -------         ------
Loss from operations...........    (26.5)        (42.5)         (64.9)
  Interest and financing income
     (expense), net............    (44.9)        (64.5)         (67.0)
                                 -------       -------         ------
  Net loss.....................    (71.4)%      (107.0)%       (131.9)%
                                 =======       =======         ======

-------------------------

(1) As a percentage of total Internet Division revenue
(2) As a percentage of total Server Sales and Integration Division revenue

     Our quarterly operating results vary significantly depending upon factors such as customer demand for our products and services, seasonal fluctuations in revenue, principally during the summer and year-end holidays, significant sales of Internet-related hardware and software in any particular quarter, changes in the growth rate of Internet usage, the mix of revenues from our two segments, the mix of revenues from our various Internet products and services, the timing of the expansion of our operations, changes in our pricing policies or those of our competitors, the introduction of new products and services by us or our competitors, the mix of domestic and international sales once our London SuperPOP becomes operational, costs related to acquisitions of technology or businesses, and general economic and market conditions.

     As indicated in the quarterly data, the Internet Division revenues decreased during the quarter ended September 30, 1997, while costs of revenues increased substantially during that period. The decrease in revenues was primarily a result of a shortage of funds to support our operations and the reclassification of certain revenues between the two divisions. The increase in cost of revenues during this period was primarily a result of Internet Division expenditures which were committed in prior periods and higher costs associated with inefficiencies caused by inadequate financing. The Internet Division subsequently experienced a substantial increase in revenues and a decrease in cost of revenues for the quarter ending December 31, 1997. We believe that our recent revenue growth has been limited by the shortage of space at our current Internet data center. Partly to address this shortage, we are currently building three new SuperPOP facilities.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have satisfied our cash requirements through a combination of public and private sales of equity, borrowings from institutional and private lenders, and cash flow from operations. In January 1996, we completed an initial public offering of 1,279,642 shares of its common stock and 661,250 redeemable common stock purchase warrants (the IPO Warrants) to purchase an additional 661,250 shares of common stock. The net proceeds of the public offering were approximately $7.4 million. In September 1997, we completed a private placement of 400,000 shares of common stock with net proceeds to us of $2.0 million. On April 30, 1998, we issued 160,000 Units for aggregate gross proceeds of $160.0 million. Each Unit included a note in the principal amount of $1,000 and one warrant entitling the holder thereof to purchase 3.52 shares of common stock at an exercise price of $14.03 per share. The maturity date of the notes is May 1, 2005. Interest on the notes accrues at the rate of 13.0% per annum and is payable semi-annually on May 1 and November 1 of each year. Upon issuance of the notes, we deposited with an escrow agent an amount of cash and U.S. government securities (approximately $57.0 million), that, together with the proceeds from the investment thereof, were estimated to be sufficient to pay when due the first six interest payments on the notes, with any balance to be returned to us. The notes are collateralized by a first priority security interest in such escrow account. In July 1998, we called the outstanding IPO Warrants for redemption. Substantially all of the IPO Warrants were exercised prior to redemption and the net proceeds to us were approximately $4.3 million.

     Cash and cash equivalents and marketable securities decreased from $76.1 million as of September 30, 1998 to $57.3 million as of December 31, 1998. This decrease of approximately $18.8 million was primarily the result of the construction of SuperPOP facilities in New York, London and the San Francisco Bay area.

     At December 31, 1998, we had working capital of approximately $43.9 million, as compared to working capital of approximately $75.9 million at September 30, 1998. Working capital decreased primarily because of the $21.4 million incurred with respect to the construction of SuperPOP facilities in New York, London and the San Francisco Bay area and the $9.2 million used to acquire the long-term exclusive right to use portions of Qwest's network. This decrease was partially offset by increases in accounts receivable of $506,000 and prepaid expenses and other current assets of $934,000.

     As of December 31, 1998, we had spent approximately $21.5 million to construct and equip our three new SuperPOP facilities. We estimate that we will spend an additional $29.5 million to complete the SuperPOP facilities and $8.3 million to complete our new network. In addition, we have an option from Qwest to maintain the initial bandwidth capacity of the domestic portion of our network for the balance of the 20 year term of our agreement for an additional payment of $15.0 million. We can exercise this option at any time prior to December 31, 1999. If we were to choose not to exercise this option, our domestic network would be reduced to a lesser capacity. We expect our new SuperPOP facilities and network to become operational by June 30, 1999.

     We maintain a $1.0 million credit line from Cisco Systems Capital Corporation (CSC) to lease products and associated peripherals from CSC. The terms of this line, which was entered into in December 1997, provided for 180 days of borrowing and a maximum borrowing limit of $1.0 million. However, CSC has informally permitted us to continue to borrow under this line and to exceed the stated $1.0 million limit. Amounts borrowed under the line are to be repaid over a 36 month period and we have the option to purchase the equipment for a nominal amount at the end of the lease term. As of December 31, 1998, approximately $1.6 million was outstanding under this credit line.

     In the opinion of management, we will be able to finance our business as currently conducted and as currently planned from its current working capital and the net proceeds of this offering at least through fiscal 2000.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. Globix has made a preliminary assessment of the Year 2000 readiness of its information technology systems, including the hardware and software that enable Globix to provide and deliver its products and services, and its non-information technology systems. Globix's plan consists of:

     - quality assurance testing of its internally developed proprietary software and systems

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Globix's products and services to its customers

     - contacting vendors of material non-information technology systems;

     - assessment of repair or replacement requirements

     - repair or replacement

     - implementation

     - creation of contingency plans in the event of Year 2000 failures

Globix plans to perform a Year 2000 simulation on its software by June 30, 1999 to test system readiness. Based on the results of its Year 2000 simulation test, Globix intends to revise the code of its software and systems as necessary to improve the Year 2000 compliance of its software. Globix has been informed by its vendors of material hardware and software components of its information technology systems that the products used by Globix are currently Year 2000 compliant. Globix is currently assessing the materiality of its non-information technology systems and will seek assurances of Year 2000 compliance from providers of material non-information technology systems. Until such testing is complete and such vendors and providers are contacted, Globix will not be able to completely evaluate whether its information technology systems or non-information technology systems will need to be revised or replaced. Globix plans to complete its Year 2000 evaluation during the first half of 1999.

     Costs. To date, Globix has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, Globix does not possess the information necessary to estimate the potential costs of revisions to its software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be

Year 2000 compliant. Although Globix does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on Globix's business, financial condition and results of operations.

     Risks. Globix is not currently aware of any Year 2000 compliance problems relating to its information technology or non-information technology systems that would have a material adverse effect on Globix's business, results of operations and financial condition. However, Globix may discover Year 2000 compliance problems in its software and systems that will require substantial revisions. In addition, there is no assurance that third party software, hardware or services incorporated into Globix's material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of Globix to fix or replace its software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on Globix's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside Globix's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Globix, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Globix from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the web sites of its customers. Any of these occurrences could have a material adverse effect on Globix's business, financial condition and results of operations.

     Contingency Plan. As discussed above, Globix is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Globix's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

INTRODUCTION OF THE EURO

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. Until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries.

     Globix's initial international expansion will be in the United Kingdom, which has not adopted the Euro. Globix will evaluate the impact the implementation of the Euro will have on its business operations and no assurances can be given that the implementation of the Euro will not have material adverse affect on Globix's business, financial condition and results of operations. However, Globix does not expect the Euro to have a material effect on its competitive position. In addition, Globix cannot accurately predict the impact the Euro will have on currency exchange rates or Globix's currency exchange risk.

                                    BUSINESS

     We are a leading provider of Internet access and sophisticated Internet products and services to large and medium size businesses. Our comprehensive range of high performance products and services enables our customers to utilize the Internet in implementing their business strategies. Our Internet products and services include:

     - Internet access using telecommunications lines dedicated to particular customers

     - Internet data center facilities for hosting customer web sites on our servers, known as web hosting, and housing customer-owned web servers and related equipment, known as co-location

     - sales and integration of Internet-related hardware and software

     - management of sophisticated computer systems and networks

     - value-added services such as electronic commerce, streaming media, network security and web site development

     - instructor-led corporate training

Our customers primarily use our products and services to maintain a high speed, high capacity, direct link to the Internet and to establish and support complex web sites. We currently offer our products and services from our facility in New York City, where most of our customers have substantial operations. Our team of sales consultants, computer systems and network engineers and customer support professionals is located near our customers. Due to this strong local market presence, we are able to evaluate the needs of our customers and quickly respond with tailored solutions as needed. We also provide our customers the ability to outsource the design and maintenance of their corporate web sites. Our products are flexible and scaleable, allowing us to modify the size and breadth of the services we provide. We believe that our ability to offer a broad range of Internet products and services, combined with our local sales and support professionals and high performance Internet data center facilities, differentiates us from our competitors.

INDUSTRY OVERVIEW

     The Internet has experienced rapid growth in the 1990's and has emerged as a global medium for communications and commerce. Internet access and value-added Internet services represent two of the fastest growing segments of the telecommunications services market. The Internet's growth is driven by a number of factors, including the large and increasing number of personal computers in the office and in the home linked to the Internet, advances in network designs, increased availability of Internet-based software and applications, the emergence of useful content and electronic commerce technologies, and convenient, fast and inexpensive Internet access. According to International Data Corporation, the total number of Internet users worldwide reached 69 million in 1997 and is forecast to increase to approximately 320 million by 2002. According to IDC, total Internet service provider revenues, including both corporate and residential access, in the United States are projected to grow from $10.7 billion in 1998 to $29.7 billion in 2002.

     Businesses initially established corporate Internet sites as a means to improve internal and external corporate communications. Today, businesses are increasingly utilizing the Internet for functions critical to their core business strategies, such as sales and marketing, customer service and project coordination. The Internet presents a compelling profit opportunity for businesses as it enables them to reduce operating costs, access valuable information and reach new markets. To maintain a significant presence on the Internet, businesses typically purchase Internet access services and establish a web site. Internet access provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information, and connect with employees, customers and suppliers. IDC predicts that U.S. corporate Internet access revenues will grow 37% annually from $2.9 billion in 1998 to $10.1 billion in 2002. A web site provides a company with a tangible identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service. According to IDC, revenues in the United States from value-added Internet services, such as web hosting, electronic commerce and security services, will grow 32% annually from $3.0 billion in 1998 to $9.0 billion in 2002. IDC also predicts Europe will experience similar strong growth, with corporate Internet access revenue increasing 35% annually from $1.7 billion in 1998 to $4.2 billion in 2001 and revenue from value-added services increasing 45% annually from $223.0 million in 1998 to $679.0 million in 2001.

     In order to ensure the quality, reliability and availability of these Internet operations, corporate information technology departments make substantial investments in developing Internet expertise and infrastructure. These information technology groups are challenged by the need to implement their organization's Internet business strategy, adopt new and rapidly changing technologies and continuously update content. The implementation, establishment and maintenance of these solutions require significant technical expertise in a number of areas, such as electronic commerce systems, security and privacy technologies, application and database programming, mainframe and legacy integration technologies and advanced user interface and multimedia production. As a result, corporate information technology departments are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation and reduce Internet operating expenses.

     The rapidly growing need for Internet access and other Internet products and services has resulted in a highly fragmented industry with the proliferation of over 6,400 Internet service providers operating worldwide and approximately 4,000 ISPs operating within the United States. These ISPs primarily consist of large national and global ISPs and smaller local and regional ISPs. The large national and global ISPs are generally more focused on Internet access and rely on indirect sales, telemarketing and remote network operation centers to serve their customers. In addition, large national and global ISPs typically do not offer a full range of value-added services. Smaller local or regional ISPs typically focus on serving their local market and lack the resources to provide and support a full range of Internet products and services. Accordingly, Globix believes that the needs of large and medium size businesses for comprehensive Internet products and services are underserved by both large national and global ISPs and smaller local and regional ISPs.

THE GLOBIX SOLUTION

     Globix provides its customers with a comprehensive range of high performance Internet products and services. Many of Globix's customers do not have the network infrastructure or Internet expertise to build, maintain and support critical Internet solutions. Globix's comprehensive range of products and services enable its customers to more cost-effectively address their needs without having to assemble products and services from different value added resellers, Internet service providers and information technology firms, thereby significantly increasing the customer's ability to take advantage of the Internet on a timely basis. Key advantages of the Globix solution are:

     Strategically Located Near Customers. Globix's close proximity to its customers, combined with its broad range of services under one roof, makes it convenient for customers to maintain or co-locate their equipment at Globix's facilities, meet with sales consultants, technicians, engineers, designers and customer support staff and attend instructor-led training classes. Globix's new SuperPOPs in New York City, London and the San Francisco Bay area will also be strategically located near its targeted customer base. Globix believes that maintaining a strategic local presence near its customers provides it with a competitive advantage over many large Internet service providers which target and support their customers from remote centralized telecenters and network operations centers. Globix also believes it will have a significant competitive advantage in the London market by being one of the first full-service providers of Internet products and services to operate its own high-performance Internet data center in that market.

     High Performance and Reliable Infrastructure. Globix's infrastructure is designed to provide the performance that its customers require for critical operations. Globix's current network and facilities feature fault tolerant direct links to the Internet and high-speed network architecture. Globix provides high-speed, low packet-loss service by maintaining bandwidth which significantly exceeds the typical requirements of its entire customer base. Globix's network engineers continually monitor customer equipment and network traffic flow and congestion points to consistently deliver high quality service and network performance. Globix believes that its monitoring systems, combined with its trained support staff, provide customers with a highly effective means of monitoring, responding to and resolving problems. Globix's three new SuperPOP facilities will feature a high performance Internet data center with multiple, redundant, high-capacity fiber feeds, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and fault tolerant environmental controls. Globix is also establishing a fully redundant, dedicated, high-speed network which will significantly increase network capacity, improve reliability and reduce unit data transmission costs.

     Scaleability and Flexibility. Globix's solutions are designed to be flexible and scaleable, ensuring customers a consistently high level of performance as their Internet operations expand. Globix monitors its customers' bandwidth usage and can quickly increase the amount of bandwidth, power, hosting space or managed services that a customer receives, as well as facilitate the acquisition of additional hardware. Globix charges its customers based on the amount of facility space and bandwidth it provides, offering customers a flexible and cost-effective method to increase their Internet operations.

     Innovative and Sophisticated Products and Services. Globix offers and supports a variety of Internet products and services which allow its customers to take advantage of cutting-edge Internet technology. Globix maintains relationships with leading Internet hardware and software manufacturers such as Sun Microsystems, Silicon Graphics, Compaq, Intergraph, Cisco, Microsoft, Netscape and Check Point Software. These relationships provide Globix with advance knowledge of innovative and sophisticated technologies and enhance its ability to recommend and integrate such technologies into its product and services offerings. Globix is committed to maintaining its expertise in leading Internet technologies.

GROWTH STRATEGY

     Globix's objective is to become the leading provider of Internet access and sophisticated Internet products and services to businesses in key global markets. To achieve this objective, Globix intends to:

     Continue to Invest Extensively in Infrastructure. Globix intends to capitalize on the trend by corporate information technology departments to outsource critical Internet operations by continuing to make significant investments to improve and expand its infrastructure. Globix's geographically diverse SuperPOP facilities under construction will increase Globix's total Internet data center capacity from approximately 2,000 square feet to approximately 63,000 square feet. In addition, Globix is developing points of presence, or POPs, in Washington D.C. and Chicago by co-locating Internet-related computer equipment in the facilities of major telecommunications providers. Through these POPs, Globix intends to establish a market presence in these cities to better serve its current and future multi-regional business customers. In addition, these SuperPOPs and the planned POPs will be connected by a fully redundant, dedicated, high speed network, which is also currently under construction. This infrastructure expansion will position Globix to aggressively pursue new dedicated access, web hosting and co-location opportunities. Globix also believes it can achieve significant economies of scale by leveraging the fixed costs associated with its network infrastructure and Internet data center facilities. Globix is evaluating new markets and may in the future establish additional POPs or SuperPOP facilities in additional global business markets.

     Expand Product and Service Offerings. Globix seeks to continually expand the breadth of its product and service offerings using new technologies to enable its customers to better utilize the Internet. For example, in 1998 Globix built a team focused exclusively on the use of streaming media technology. With this capability, Globix has produced and/or hosted over 70 events in a variety of industries, including a live Rod Stewart concert from London. Globix intends to introduce a number of other new products and services in the near future including Internet video conferencing and xDSL access services.

     Cross-sell Additional Products and Services. Globix seeks to attract and retain new customers, as well as leverage its customer base by cross-selling additional products and services to existing customers. Globix consults on a regular basis with its customers in order to better understand their growing need for Internet products and services and actively seeks to cross-sell additional products and services to address these needs. For example, Globix originally established a relationship with BPI Communications, the publisher of BillBoard and Adweek, as its computer hardware supplier. This relationship has evolved over time to include multiple dedicated access products, Internet-related equipment sales and consulting services. The new SuperPOP facilities will significantly increase Globix's capacity and enable it to more effectively sell web hosting and co-location services and value-added Internet products across its customers' geographically disparate locations. Globix believes that this strategy will expand the number of customers for its products and services and enable it to become a more integral component of its customers' information technology infrastructure.

     Enhance the Globix Brand Name in Target Markets. Globix seeks to expand market share, increase customer loyalty and develop brand recognition in key business markets by combining targeted branding initiatives with its strong local presence. Globix began a print advertising campaign in June 1998 to establish brand recognition for Globix in the New York metropolitan area. Globix advertised in major business publications including Crain's New York, The New York Times and The Wall Street Journal. In addition, Globix has increased its presence at industry trade shows. Globix plans to continue to aggressively build brand recognition by marketing its full range of services through an advertising campaign using traditional media, online campaigns and joint-promotions with key hardware and software vendors.

     Make Strategic Investments and Acquisitions. Globix may make strategic investments in smaller Internet service and design companies in exchange for long-term exclusive supply contracts, such as dedicated Internet access, and web hosting and co-location services. For example, in July 1998, Globix made a $1.0 million investment in Cybernet Data Systems, the publisher of the web site "Edgar-Online.com." Under that agreement, Globix has the exclusive right for a five-year period to provide Cybernet its web hosting services. Globix may also make acquisitions to deepen and broaden its market presence, expand its strengths in Internet connectivity and web hosting and co-location, and add to or enhance its line of Internet products and services.

PRODUCTS AND SERVICES

     Globix provides its customers with a comprehensive range of high performance, flexible and scaleable products and services, as described below.

DEDICATED INTERNET ACCESS

     Globix provides a variety of dedicated Internet access solutions, which provide businesses high-speed continuous access to the Internet. Globix's dedicated Internet access services are provided to customers at speeds ranging from 56Kbps to 45Mbps. However, the majority of Globix's Internet access customers purchase 1.5Mbps or higher levels of service. In addition, Globix provides configuration services, including domain name registration, local loop provisioning, Internet address assignment, router configuration, e-mail configuration, security planning and management technical consulting services. All of Globix's Internet access customers receive 24 hour a day, 7 day a week technical support. Globix is currently participating in trials of new access technologies, such as xDSL through a strategic relationship with Covad Communications, and expects to deploy additional connectivity-related enhanced services, such as Internet conference calling, by June 30, 1999.

WEB HOSTING

     Globix provides web hosting services using either servers shared with other customers or servers dedicated to one customer. Globix provides all of its web hosting customers with 24 hour a day, 7 day a week monitoring, network and systems administration and maintenance, tape back-ups and security monitoring.

     Shared Server Web Hosting. Globix offers a variety of shared server web hosting services that enable its customers to efficiently, reliably and cost-effectively establish a sophisticated web presence and distribute information over the Internet without purchasing, configuring, maintaining and administering the necessary Internet hardware and software. Globix's basic web hosting option includes 100 Mbps of data transfer per month and 20 Mbps of storage. This basic service meets the bandwidth requirements of many businesses and allows them to store sufficient standard graphics, HTML, sound and video files to meet their ongoing needs. Storage and transfer limits can be increased and customized to meet the requirements of the customer. Globix supplements this basic service with a variety of web-based options such as e-mail, Microsoft Frontpage extensions and Netshow streaming, RealNetworks offerings, and other web development, security, electronic commerce and database products. Globix's shared hosting plans also offer tools that enable customers to control and update their sites remotely, monitor site performance, track the number of site visits, check account billing information and evaluate the overall effectiveness of their web sites. In addition, all shared servers have regular back-up procedures to protect customer files.

     Dedicated Server Web Hosting. Globix also offers dedicated server web hosting solutions for larger customers that require substantially more server and network capacity than is provided under the shared hosting plans. The dedicated web hosting solutions provide the customer with an NT or UNIX-based dedicated server that is owned and maintained by Globix within its Internet data center. This service enables customers to host complex web sites and applications without the need to incur significant infrastructure and overhead costs. Globix offers dedicated server service at various price levels, depending on customers' hardware data transfer and service requirements. For example, Globix offers Bronze, Silver and Gold level dedicated web hosting services which include either a Sun Microsystems or Compaq server, 64 Mbps to 256 Mbps of memory and 1,000 Mbps to 3,000 Mbps of data transfer per month.

CO-LOCATION

     Globix offers co-location services for customers who prefer to own and have physical access to their servers, but require the high performance, reliability and security of Globix's Internet data center. Co-location customers are typically larger enterprises employing more sophisticated Internet hardware and software, and have the expertise to maintain their web sites and related equipment. Globix's co-location services include fault-tolerant physical facilities and reliable, high bandwidth Internet access tailored to meet the outsourcing needs of our customers' critical Internet operations. Globix supports most leading Internet hardware and software platforms, including those from Ascend, Cisco, Compaq, Check Point Software, Intergraph, Microsoft, Netscape, Silicon Graphics, Storage Technologies and Sun Microsystems. This multi-vendor flexibility enables Globix to offer the customer a broad range of technology best suited for its needs. Customers have 24 hour a day, 7 day a week physical and remote access to the Internet data center to administer, upgrade and maintain their own equipment, or they may engage Globix to provide systems administration and maintenance.

     Globix believes its ability to sell additional hosting and co-location services has been limited in the recent past because its present Internet data center, with capacity totaling approximately 2,000 square feet, is fully utilized. Partly to address this difficulty, Globix is currently building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area.

INTERNET-RELATED HARDWARE AND SOFTWARE SALES

     Product resales are an integral part of providing end-to-end solutions to Globix's customers. Globix assists its customers in identifying appropriate hardware and software components tailored for their Internet needs. Generally, Globix sells the hardware and software to its customers under reseller agreements with major vendors. Globix is authorized to sell a full range of equipment and hardware required to connect to the Internet, including servers from manufacturers such as Sun Microsystems, Compaq, Silicon Graphics and networking components, including routers and switches, from leading manufacturers such as Cisco. Globix also provides application-specific software products including browsers, electronic mail and other solutions from a variety of leading manufacturers, including Microsoft, Netscape and Oracle which allow its customers to navigate and utilize the Internet.

SYSTEMS AND NETWORK INTEGRATION

     Globix provides integration services including local and wide area network configuration, web and database server integration and application-specific software solutions. When requested by the customer, Globix will configure all equipment it sells by loading customer programs, connecting equipment to the network, and servicing the customer's hardware and software. Globix's staff of experienced network consultants work closely with customers to design, assemble and configure a network architecture which meets their goals. Globix utilizes its expertise across multiple platforms and familiarity with leading networking hardware, high-end web and database servers and computer software to more effectively address its customers' diverse systems and network integration needs.

SYSTEMS ADMINISTRATION AND WEB SITE MANAGEMENT

     Globix supports its customers' Internet operations by providing system administration and web site management. Globix provides its customers with detailed monitoring, reporting and management systems to control their Internet-related hardware, software and network applications. Globix's products and services can vary in functionality from delivering e-mail to an individual within a corporate local area network to delivering a sophisticated, media-rich web site on the Internet. Implementation of these solutions are often phased to allow customers to outsource an increasing amount of their Internet operations. Globix's systems and web management systems enable Globix and its customers to jointly manage Internet operations housed at Globix's Internet data center and at its customers' in-house facilities. Globix's comprehensive system administration and web site management solutions enable it to identify and begin to resolve hardware, software, network and application problems almost immediately. As a result of its proactive service focus, Globix can usually identify and resolve a potential problem before it ever affects an Internet site's availability or performance.

VALUE-ADDED INTERNET SERVICES

     Web Development. Globix provides advanced web site development and implementation services. Its customers' web sites range from basic informational sites to complex interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. Globix has completed web site development projects for customers including Bank of New York and Cigar Aficionado. Globix's interactive development capabilities utilize tools such as Hypertext Markup Language (HTML), Virtual Reality Markup Language (VRML), computer animation, compositing and motion capture. Globix works with content providers such as marketing firms, end users and production companies to provide technical, design and production services. Globix focuses on the design, development and establishment of web sites and is not typically involved in creating the content of its customers' web sites. Globix maintains a dedicated team of production, design and management personnel who are available for large-scale web development projects.

     Electronic Commerce Solutions. Globix offers commerce-enabling solutions for its web-hosting and co-location customers. A "shopping cart" program is available for those customers looking to sell products, where, as in a retail store, their clients browse through several products and choose to put some in their "shopping cart" for purchase. This database driven technology is very flexible, allowing Globix's customers to change products and prices easily and cost-effectively. Globix also offers credit card authorization and processing solutions that enable its customers to accept payment directly over the Internet. This is accomplished through a Cybercash server maintained by Globix. This server can interface with any of Globix's web hosting or co-location customers, allowing them to offer their clients a secure environment to type a credit card number in a browser for the purpose of conducting a business transaction. Globix also provides fully integrated turnkey electronic commerce solutions that simplify and facilitate online commerce.

     Security Solutions. Protection from unauthorized access is critical to businesses using the Internet. The Globix security team works closely with customers to design and integrate a customized security solution which ensures network integrity while enabling users to perform business tasks in a secure, yet unhindered, environment. Globix's firewall solutions provide users with secure access to the Internet as well as segregate a customer's public servers from its internal network. Globix's firewalls can also restrict access between departments as well as track communications to ensure that these communications follow a customer's established security procedures. Globix works with a variety of vendors, including Check Point Software and WatchGuard Technologies. In addition to firewalls, Globix offers enhanced security services including virus scanning, active X and Java screening, content filtering and Uniform Resource Locator, known as URLs, blocking. Globix also offers a virtual private network product which provides security while greatly reducing the cost of leased line access to remote offices, remote users and business partners.

     Streaming Media Products. The development of streaming media products from companies, such as RealNetworks and Microsoft, enables the simultaneous transmission and playback of continuous streams of audio and video content over the Internet. Globix seeks to become one of the leading providers of streaming media services, offering completely integrated, in-house services. These services include the three main components of streaming media technology: production, encoding and hosting of live or pre-recorded events. Production involves creating a video and/or audio recording of an event, such as a music performance, sports competition or business meeting. Encoding is converting the recording into a form that can be sent over the Internet. Hosting is placing the encoded file on a server that can be accessed by Internet users. Globix has produced and hosted streaming media events for customers from a number of industries. Globix has produced and/or hosted over 70 events, including a live Rod Stewart concert from London, New York State Governor George Pataki's State-of-the State address, and the keynote address of John Chambers, the President and Chief Executive Officer of Cisco, at the Consumer Electronics Show. Globix encodes data for applications from several software providers, including RealNetworks, Microsoft, a2b, Apple, Liquid Audio and Macromedia. Globix believes that it is one of the few providers which offers expertise in all three components of streaming media technology, combined with an established customer base for Internet products and services and access to low cost, scaleable, bandwidth.

CORPORATE TRAINING

     Globix provides corporate training services, often in conjunction with a sale of Internet access, hardware and software products or other Internet products and services. Globix offers instructor-led training on:

     - multiple network platforms, including Windows 98, Windows NT, Mac and
       Unix

     - Internet applications, including Java, HTML, Macromedia and VRML

     - office applications, including MS Office, Lotus Notes and Lotus Smart
       Suite

     - 3-dimensional computer animation programs, including Alias, Discrete Logic and Soft Image

Training is marketed to large advertising, financial services, media, publishing and retail companies which send their personnel to Globix's facility to attend one to five day programs. Most customers maintain an on-going relationship with Globix's account managers and regularly schedule classes during the year.

     Globix maintains training rooms at its New York facilities, which are equipped with state-of-the-art modern hardware, projectors, computer desks and other appropriate classroom equipment, including multiple T-1 access to demonstrate Internet-related software. Course materials and training methodology can be customized for the customer's specific needs. Globix's fees depend upon the size of the class, the complexity of the content and the equipment required.

CUSTOMERS

     Globix has established a diversified base of Internet customers in a variety of data-intensive industries, such as advertising, financing services, media, publishing and retail. Since initiating Internet services in December 1995, Globix's customer base has grown to approximately 850 large and medium size business customer accounts, including Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, General Media International (Penthouse), Microsoft, National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties. Globix believes it has benefitted from its large number of business customers located in New York involved in the advertising and media industries. Because many of these customers design web sites and develop Internet content for their clients, they are often in a position to refer their clients to Globix for Internet access, web hosting and co-location services.

INTERNET DATA CENTERS

     Globix currently operates an Internet data center in its existing New York facility. Globix believes its ability to sell additional hosting and co-location services has been limited in the recent past because its present Internet data center, with capacity totaling approximately 2,000 square feet, is fully utilized. Globix is currently building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area, which will increase its Internet data center capacity to approximately 63,000 square feet. The SuperPOPs under construction include:

     - a 160,000 square foot facility located in New York City, containing a 25,000 square foot Internet data center

     - a 62,000 square foot facility located in Santa Clara, California, containing a 24,000 square foot Internet data center

     - a 35,000 square foot facility located in London's West End district, containing a 14,000 square foot Internet data center

     Globix's new Internet data centers will be connected by a fully redundant, dedicated, high speed network. All three facilities are expected to be completed and operational by June 30, 1999. The new Internet data center facilities will feature uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor, fault tolerant environmental controls, 24 hour a day, 7 day a week monitoring and high levels of security. Customers will be able to select from shared rack facilities, secure cabinets or enclosed cage facilities based upon their business and technical requirements. In addition, each facility will feature multiple redundant links to the building housing the Internet data center from the network via separate fiber connections from separate suppliers, direct links to public peering points, and two separate 20 amp circuits from separate power grids to each customer's rack or cage.

GLOBIX NETWORK INFRASTRUCTURE

     Current Infrastructure. Globix's current network infrastructure is designed to provide high bandwidth, highly reliable access to its customers located within the New York metropolitan area. Within its current Internet data center, Globix deploys a fully-redundant, high-speed, switched local area network. Globix's current Internet data center is connected to the Internet by multiple DS-3 fiber connections provided by UUNET, Cable & Wireless and Sprint, each connected to a dedicated router. Utilizing these diverse connections, Globix's network dynamically routes traffic over the network of the provider best able to deliver the data in the most efficient manner. Globix believes that direct connections to these major providers enables it to provide highly reliable service levels even when one of the carriers suffers congestion or an outage. Globix provides leased line connectivity to customers via Bell Atlantic's OC-12 synchronous optical network, or SONET ring, and connects customer traffic to the Internet through high speed dedicated leased lines. Globix also maintains diverse ISDN circuits available to customers as a back-up to their dedicated lines. Globix's New York facilities contain a network operation center, staffed 24 hours a day, 7 days a week by system engineers, who are responsible for monitoring the performance of both Globix's network equipment and customer equipment.

     Network Expansion. Globix is currently establishing its own network infrastructure to replace its existing leased bandwidth. Globix's network expansion is designed to offer greater reliability, improved performance and additional functionality at a lower per unit data transmission cost. Globix's network will also connect its SuperPOP facilities in New York City, London and the San Francisco Bay area, as well as Globix's planned points of presence, known as POPs, in Chicago and Washington, D.C. Globix anticipates that its network will become fully operational by June 30, 1999.

     In October 1998, Globix entered into an Indefeasible Right of Use, or IRU, agreement with Qwest, under which Globix has the exclusive right to use portions of Qwest's planned 18,449 mile MacroCapacity fiber network for a 20 year period. Globix will initially have the right to use 6,500 route miles of OC-3 fiber capacity coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. Globix intends to use $15.0 million of the proceeds of this offering to maintain its right to OC-3 capacity. If Globix were to choose not to exercise this option, its domestic network would be reduced to DS-3 capacity. The agreement also provides Globix with the right to further upgrade to OC-48 fiber capacity.

     Globix's SuperPOPs and POPs will have multiple and diverse connections to both the Globix network and local Internet exchange points. Each SuperPOP and POP will be connected to the Globix network through diverse, redundant OC-3c links provided by both local telephone companies, including Pacific Bell, Bell Atlantic, Ameritech, British Telecom and competitive local exchange carriers, including MFS and Teleport. In addition, these companies will provide access to the Internet exchange points through the use of multiple DS-3 or OC-3c links. All lines are strategically placed on different routers to avoid any single point of failure. Should any SuperPOP lose its connection to either the Globix network or a local peering point, traffic will be immediately and seamlessly routed over an alternative link.

     Globix is in the process of establishing relationships, known as peering relationships, with other Internet service providers. Peering relationships can take the form of either public peering or private peering. Public peering takes place at a physical location, usually a network access point, designed for the exchange of Internet traffic between private Internet service providers. Private peering involves an agreement between two Internet service providers allowing traffic to pass between each other's network at private connection points without having to traverse the public Internet and public peering points. Globix's planned SuperPOPs and POPs will be located near and connected to most of the major public Internet peering points, including MAE-East, MAE-West, Ameritech's network access point and Sprint's network access point. Globix's presence at these public exchange points, combined with private connections to other Internet service providers is how Globix connects its customers to the Internet. Globix is instituting a general policy of keeping significant unutilized network capacity for its local area network, wide area network and public and private peering links to allow for spikes in demand or line outages. Globix is actively pursuing both public and private peering agreements. To date, we have entered into two private peering agreements.

     Globix is currently constructing a global operations center located at the new SuperPOP in New York City. The global operations center will serve as the command, control and communications center for all of Globix's network operations centers and points of presence. The global operations center will be staffed 24 hours a day, 7 days a week by teams of individuals dedicated to maintaining the highest quality of service. Globix's entire network infrastructure, from the national and transatlantic fiber network to the interface with the customer, will be monitored by network administrators located in the global operations center. The network administrators will be able to efficiently identify and correct any network problems either themselves or by dispatching system engineers located at any of Globix's network operations centers. The customer support facilities within the global operations center will utilize state-of-the-art equipment and technologies, including automatic call distribution, automatic number identification and a database of customer information and history. The global operations center's advanced network management and monitoring capabilities will enable Globix to quickly identify and respond to potential problems or service disruptions, often before a customer notices the problem.

CUSTOMER SUPPORT

     Globix believes that the high quality of its technical and customer service group has been a major factor in its high customer retention rate. Globix has made significant investments in customer service personnel and systems that enhance customer support during the course of the relationship with the customer, from order entry and billing to selling of additional Internet products and services. As of December 31, 1998, Globix's technical and customer service group consisted of 86 individuals. To ensure consistency in the quality and approach to customer support, customer support staff members attend an extensive formal technical training and certification program. A member of the customer support staff is assigned to and tracks each problem or difficulty experienced by a customer until the situation is satisfactorily resolved. Often problems or difficulties can be resolved remotely. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. Globix is currently upgrading its customer support system and will utilize a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues.

SALES AND MARKETING

     Globix has built its sales and marketing approach in an effort to respond effectively to the growing opportunities in the corporate Internet market. Globix seeks to combine the technical skills and experience of its direct sales force with the sales and marketing resources available to it through its strategic alliances with selected hardware and software manufacturer. As a result, Globix offers its products and services to a broad and diverse range of customers in its targeted markets.

     Direct Sales. Globix maintains a direct sales force of Internet sales consultants. Because they are locally based, these Internet sales consultants are able to meet face-to-face with prospective customers to discuss their Internet needs and technical requirements and develop tailored solutions. Direct marketing tactics used include direct contacts with potential corporate accounts by the Internet sales consultants and computer systems engineers, direct mail, telemarketing, seminars and trade show participation. Globix has developed compensation and training programs to attract and train high quality, motivated Internet sales consultants. As of December 31, 1998, Globix had a direct sales force consisting of approximately 63 Internet sales consultants.

     Strategic Alliances. Globix has established a number of strategic alliances with selected computer hardware and software manufacturers, including Microsoft, Sun Microsystems, Check Point Software and RealNetworks, which give Globix access to potential Internet service customers in the manufacturers' customer base, while enabling the manufacturers to offer their customers an integrated package of hardware, software and Internet services and products. In February 1999, Globix established a strategic relationship with Covad Communications to assist in the deployment of high-capacity xDSL service to Globix's customers. Globix believes that these strategic alliances provide Globix the opportunity to cost-effectively add new customers. Globix jointly markets with these vendors through direct mail programs, joint seminar development and joint trade show involvement.

     Marketing. Globix's marketing program is intended to build national and local strength and awareness of the Globix brand. Globix uses radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for its direct sales team. Globix's print advertisements are placed in trade journals, local technology sections of newspapers and special-interest publications. Globix attempts to create brand awareness by participating in industry trade shows such as PC Expo, Internet and Electronic Commerce, and Internet World. Globix also uses direct mailings, telemarketing programs, Internet marketing, joint marketing and promotional efforts to reach new corporate customers.

COMPETITION

     The market served by Globix is intensely competitive, and competition is increasing. There are few substantial barriers to entry, and Globix expects that it will face additional competition from existing competitors and new market entrants in the future.

     Globix believes that a reliable network, a broad range of quality products and services, a knowledgeable sales force and the quality of customer support currently are the primary competitive factors in Globix's targeted market and that price is generally secondary to these factors. Globix's current and potential competitors in the market include other Internet service providers and global, regional, and local telecommunications companies.

     Other ISPs. Globix's current and potential competitors in the market include Internet service providers with a significant national or global presence which focus on business customers, such as Concentric Network, PSINet and UUNET. Globix also competes with national and regional ISPs which have facilities in the New York metropolitan area, including DIGEX, Exodus, Frontier GlobalCenter, GTE Genuity and Verio. While Globix believes that its level of customer service and support and target market distinguish it from these competitors, many of these competitors have greater financial, technical, and marketing resources, larger customer bases, greater name recognition, and more established relationships in the industry than Globix.

     Telecommunications Carriers. Many long distance companies including AT&T, Cable & Wireless, MCI WorldCom and Sprint offer Internet access services and compete with Globix. Recent changes in federal regulation have created greater opportunities for telecommunications companies to enter the Internet access market. Globix believes that there is a move toward horizontal integration by telecommunications companies through acquisitions of or joint ventures with ISPs to meet the Internet access requirements of the business customers of long distance and local carriers. Accordingly, Globix expects that it will experience increased competition from the traditional telecommunications carriers. In addition to their greater network coverage, market presence, and financial, technical, and personnel resources, many of these telecommunications carriers also have large existing commercial customer bases.

     Other Competitors. Because Globix offers a broad range of goods and services, it encounters competition from numerous businesses which provide one or more similar goods or services. For example, Globix encounters competition from numerous resellers of computer equipment and providers of video streaming. Globix does not believe that any of the competitors in its target market offer as broad a range of Internet products and services.

     While Globix believes that its ability to attract business customers and to market Internet products and services is a key to its future success, there can be no assurance that its competitors will not introduce comparable products or services at similar or more attractive prices in the future or that Globix will not be required to reduce its prices to match competition. Furthermore, there can be no assurance that more of Globix's competitors will not shift their focus to attracting business customers, resulting in even more competition for Globix. There can be no assurance that Globix will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of Globix's market share and could have a material adverse effect on Globix's business, financial condition and results of operation.

GOVERNMENT REGULATION

     There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, in 1998, Congress passed and the President signed into law:

     - The Digital Millennium Copyright Act, which provides stronger copyright protection for software, music and other works on the Internet. Under this law, Internet service providers and web site operators must register with the U.S. Copyright Office to avoid liability for infringement by their subscribers.

     - Child Online Protection Act, which makes illegal the communication of material that is harmful to minors on the Internet for commercial purposes in such a manner as to be available to minors. This law also contains a section that requires web sites to obtain parental consent before collecting information from children 12 and younger.

     - Child Protection and Sexual Predator Punishment Act, which imposes stronger criminal penalties for using the Internet to solicit minors for sexual purposes and criminalizes sending obscene material to persons under the age of 16.

     - The Internet Tax Freedom Act, which provides a three-year moratorium on taxes deemed discriminatory in order to give state and federal lawmakers time to develop a more comprehensive approach to Internet taxation.

     In addition, there is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have an adverse effect on the Internet. These developments could, in turn, have a material adverse effect on Globix's business, financial condition or results of operations.

     The United Kingdom and the European Union have adopted legislation which has a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects an Internet service provider, under certain circumstances, from liability for defamatory materials stored on its servers. The European Directive on the Protection of Consumers is expected to have a direct effect on the use of the Internet for commercial transactions and will create an additional layer of consumer protection legislation with respect to electronic commerce. In addition, numerous other regulatory schemes are being contemplated by governmental authorities in both the United Kingdom and the European Union. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. These developments may have a material and adverse impact on our business, financial condition and results of operations.

EMPLOYEES

     As of December 31, 1998, Globix employed 217 full-time employees. Of these, 43 were in administration, 88 in sales and marketing and 86 in technical and customer service. In addition to its full-time employees, Globix also employs part-time personnel from time to time in various departments. None of Globix's employees are covered by a collective bargaining agreement. Globix believes that its employee relations are good.

FACILITIES

     Globix currently leases approximately 32,000 square feet at 295 Lafayette Street, New York, New York. The facility currently houses Globix's New York Internet data center and executive offices. When Globix's new facilities become operational, the current New York facility will be used for sales and administrative personnel. In July 1998, Globix, through BLP Acquisition LLC, a New York limited liability company over 99% owned by wholly-owned subsidiaries of Globix, purchased the land and the nine-story building located at 139 Centre Street, New York, New York.

     In July 1998, Globix signed a triple net lease commencing January 15, 1999 to rent space in Santa Clara, California. In October 1998, Globix signed a lease for the rental of space at Prospect House, 80 New Oxford Street, London, England. Each of these facilities is currently under construction and will ultimately house a SuperPOP, which will include an Internet data center, and facilities for technical, sales and administrative personnel. Globix expects to begin operations in the new facilities on a coordinated basis by June 30, 1999.

     The following sets forth additional information concerning these facilities:

                                    EXPIRATION       APPROXIMATE
                                       DATE             NUMBER
LOCATION                            IF LEASED       OF SQUARE FEET
295 Lafayette Street                   2007             32,000
New York, New York
139 Centre Street                     Owned            160,000
New York, New York
2807 Mission College Boulevard         2014             62,000
Santa Clara, California
Prospect House                         2014             35,000
80 New Oxford Street
London, United Kingdom

LEGAL PROCEEDINGS

     In January 1997, an action was commenced by Triumph Communications and Fiber Services, Inc. in the Supreme Court of the State of New York, County of New York against General Media International Inc., Globix and two individuals. The complaint alleged that Globix tortiously interfered with the plaintiff's contractual and business relations with General Media International Inc. and sought unspecified damages. While Globix believed it had meritorious defenses, in February 1999, it settled the action by paying $40,000 to avoid future litigation costs.

                                   MANAGEMENT

     The directors, executive officers, and other key employees of Globix, and their ages and positions as of December 31, 1998, are as follows:

NAME                                 AGE                 POSITION
Marc H. Bell.......................  31     President, Chief Executive Officer
                                            and Director
Robert B. Bell.....................  59     Executive Vice President, Chief
                                              Financial Officer and Director
Marc Jaffe.........................  31     Senior Vice President, Operations
Alan Levy..........................  36     Treasurer and Chief Accounting
                                            Officer
Christopher D. Peckham.............  33     Vice President, Network Engineering
Michael J. Martini.................  38     Vice President, North American
                                            Sales
Alayne C. Gyetvai..................  40     Vice President, Professional
                                            Services
Anthony Previte....................  33     Vice President, Technology
Frances Formisano..................  45     Vice President, Customer Service
                                            and Support
Terri Pearson .....................  35     Vice President, U.K. Operations
Robert Milstein ...................  31     Vice President, Marketing
Paul Asher ........................  29     Vice President, Facilities and
                                            Secretary
Tsuyoshi Shiraishi.................  54     Director
Martin Fox.........................  63     Director
Dr. Richard Videbeck...............  74     Director
Lord Anthony St. John..............  41     Director
Sid Paterson.......................  58     Director

     MARC H. BELL has been the President and Chief Executive Officer since he founded Globix in 1989. Mr. Bell has appeared on numerous television broadcasts and has been quoted in several national publications regarding Internet-related topics. Mr. Bell is a member of the Board of Directors of Cybernet Data Systems, Inc., the "publisher" of the web site Edgar-Online.com. Mr. Bell has a B.S. degree in accounting from Babson College and an M.S. degree in Real Estate Finance from New York University. Mr. Bell is the son of Robert B. Bell.

     ROBERT B. BELL has served as Executive Vice President and Chief Financial Officer of Globix since 1994. Mr. Bell is also the Managing Director of Globix's UK subsidiary. Mr. Bell spent three years at Coopers & Lybrand. Thereafter, he was a practicing attorney in New York City at the firm of Bell, Kalnick, Beckman, Klee and Green, which Mr. Bell founded in the early 1970s, and specialized in taxation, investments and international real estate joint ventures. He is the author of Joint Ventures in Real Estate published by John Wiley & Sons. Prior to 1994, Mr. Bell was for many years an Adjunct Professor at New York University. Mr. Bell has a B.S. degree from New York University and a J.D. degree from the University of California at Berkeley. Mr. Bell is the father of Marc H. Bell.

     MARC JAFFE, Senior Vice President, Operations, joined Globix in January 1995. Prior to joining Globix, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City, which he joined in 1989. Mr. Jaffe developed an Internet-focused marketing strategy that won the prestigious CreaTech Award in 1996, presented by

Advertising Age magazine, and has spoken at numerous Internet conferences. Mr. Jaffe graduated from Colgate University, where he received a Bachelor of Arts Degree.

     ALAN LEVY, Treasurer and Chief Accounting Officer, joined Globix in February 1997. From March 1994 to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer, marketer and distributor of cosmetics and over-the-counter pharmaceuticals. From August 1990 to March 1994, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants. Prior to August 1990, Mr. Levy was a Manager for Ernst & Young. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

     CHRISTOPHER D. PECKHAM, Vice President, Network Engineering, rejoined Globix in February 1999. From August 1997 to February 1999, Mr. Peckham was Manager of Network Engineering for ICON, a national Internet service provider. From August 1995 through August 1997, Mr. Peckham served as Senior Systems and Networking Administrator for Globix. From May 1995 through August 1995, Mr. Peckham held the position of Director of Technology for the Interactive Media Division of Database America. Mr. Peckham has a B.S. and a Masters degree in Electrical Engineering from the New Jersey Institute of Technology.

     MICHAEL J. MARTINI, Vice President, North American Sales, joined Globix in January 1999. From May 1997 to October 1998, Mr. Martini was the Vice President, Global Accounts at Bridge Information Systems (formerly Dow Jones Markets). From January 1993 to April 1997, Mr. Martini served as the Vice President, Global Accounts Manager at Reuters America, Inc. Mr. Martini received his Bachelor's degree in Marketing from Miami University.

     ALAYNE C. GYETVAI, Vice President, Professional Services, joined Globix in January 1999. From September 1994 to August 1998, Ms. Gyetvai held senior-level positions at Silicon Graphics, Inc., most recently as the Director of Global Professional Services and Global Web Implementation. From January 1989 to September 1994, Ms. Gyetvai served as a Site Manager, Senior Systems Engineer and Senior Consultant for Sun Microsystems. Ms. Gyetvai earned a Bachelor's degree in Computer Science and a Masters in Probability Mechanics from the University of Colorado and a Bachelor's degree in Electrical Engineering Computer Engineering from the University of New Mexico.

     ANTHONY PREVITE, Vice President, Technology, joined Globix in October 1998. From July 1991 to October 1998, Mr. Previte was the Vice President, Special Projects for Emcor Group, Inc., a publicly traded electrical and mechanical engineering and construction firm. While at Emcor Group, Mr. Previte was involved in the design and construction of over one million square feet of secure data center facilities for companies such as Prudential Securities, Morgan Stanley and Nomura Securities. Mr. Previte has a degree in aerospace engineering from Polytechnic Institute of New York.

     FRANCES FORMISANO, Vice President, Customer Service and Support, joined Globix in September 1998. From December 1996 to August 1998, Ms. Formisano was the Director of Operations at Dow Jones & Co. Inc. From 1983 through November 1996, Ms. Formisano held various positions at IBM, most recently as a Operations Manager in the Electronic Commerce Internet Division.

     TERRI PEARSON, Vice President, U.K. Operations, joined Globix in October 1998. Ms. Pearson directs the daily operations of Globix's U.K. subsidiary, including recruiting. From 1995 to 1998, Ms. Pearson was the Director of Human Resources and Operations at

Demon Internet, U.K.'s largest Internet service provider. From 1992 to 1995, Ms. Pearson served as the General Manager of World Viewdata Travel Services, Ltd., a division of BT Prestel.

     ROBERT MILSTEIN, Vice President, Marketing, joined Globix in March 1996. Prior to joining Globix, Mr. Milstein founded and operated his own marketing, advertising and design services company. Mr. Milstein received his Bachelor of Science degree from Cornell University.

     PAUL ASHER, Vice President, Facilities and Secretary, joined Globix in July 1994. Mr. Asher was named Vice President, Facilities in August 1998. Prior to that, Mr. Asher served as Globix's Special Projects Manager. Prior to joining the Company, Mr. Asher founded and operated his own equipment rental company. Mr. Asher has a Bachelor of Arts degree from the University of Rochester.

     TSUYOSHI SHIRAISHI has been a director of Globix since July 1994. Mr. Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm, and the Managing Director of Harpoon Holdings Ltd. a British Virgin Islands holding company, since 1992. From 1990 to 1994, Mr. Shiraishi was the Director of Marketing & Investment for Kajima Overseas Asia PTE Ltd., a subsidiary of Kajima Corporation, an international construction company. In addition, since 1990, Mr. Shiraishi has been Vice Chairman of Century International Hotels, which operates and manages 21 hotels in the Pacific Rim. He is the sole shareholder of Harpoon, which is a major stockholder of the Company.

     MARTIN FOX has been a director of Globix since October 1995. Mr. Fox has been, for more than five years, the President, Chief Executive Officer, and a director of Initio, Inc., a publicly owned electronic commerce and catalogue specialty retailer of consumer products.

     DR. RICHARD VIDEBECK has been a director of Globix since October 1995. Since 1983, Dr. Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. From 1974 until 1986, Dr. Videbeck was a Professor of Sociology at the University of Illinois at Chicago. From 1974 until 1977, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.

     ANTHONY ST. JOHN, LORD ST. JOHN OF BLETSO has been a director of Globix since October 1997. Since 1978, Lord St. John has served as a sitting member of the House of Lords of the Parliament of the United Kingdom and an Extra Lord-in-Waiting to Her Majesty the Queen. He is also a member of The House of Lords' European Union Sub-Committee on Economic and Financial Affairs, Trade and External Relations. Since 1993, he has served as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange. Lord St. John is also a director of Globix's UK subsidiary and serves as its Director of Business Development. He received his BA and BSC from Capetown University and LLB from the University of South Africa and an LLM (Masters of Law) from the London School of Economics.

     SID PATERSON has been a director of Globix since February 1998. He has been President and Chief Executive Officer of Sid Paterson Advertising Inc. for more than five years.

DIRECTOR COMPENSATION

     Under the 1995 Stock Option Plan, each non-employee director of Globix who does not beneficially own more than 5.0% of Globix's outstanding common stock was entitled to receive annually (on the first day of Globix's fiscal year or the first day of the term of directorship), options to purchase a total of 3,000 shares of common stock. Such options are immediately exercisable, have a ten-year term, subject to certain restrictions, and are exercisable at the market price of the common stock at the date of the grant. Messrs. Fox and Videbeck each received option grants for 3,000 shares of common stock at a price of $7.00 per share and $8.63 per share on October 1, 1995 and October 1, 1996, respectively. In September 1997, such options were re-priced at $6.13 per share and remain outstanding.

     Under the 1998 Stock Option Plan, each non-employee Board member who is considered a "Non-Employee Director" under Rule 16b-3 of the Securities Exchange Act of 1934 will be granted an option to purchase shares of common stock on the earlier of

     - the first day of Globix's fiscal year, or

     - the first day of his or her initial term as director.

The option will become exercisable in full 12 months after the date of grant. The exercise price per share of each such option will be the market price per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Pursuant to this program, Mr. Fox, Dr. Videbeck, Lord St. John and Mr. Paterson each received option grants for 10,000 shares of common stock at a price of $6.25 per share on October 1, 1998. In addition, in March 1998, Mr. Fox, Dr. Videbeck and Mr. Paterson each received options to purchase a total of 10,000 shares of common stock at a price of $6.50 per share, the market price of the underlying shares on the date of the grant, which became exercisable in September 1998.

     In addition, at the discretion of the Board of Directors, directors may be reimbursed for reasonable travel expenses in attending Board and committee meetings. In October 1997, Lord St. John received options to purchase a total of 10,000 shares of common stock at a price of $7.25 per share (the fair market value of the underlying shares on the date of grant) in lieu of receiving any cash compensation. During the year ended September 30, 1998, Mr. Fox received $10,195 in consulting fees from Globix.

STOCK OPTION COMMITTEE

     Globix's Board of Directors has a Stock Option Committee that administers the 1995 Stock Option Plan and 1998 Stock Option Plan. The Stock Option Committee currently consists of Messrs. Marc H. Bell, Fox and Paterson.

AUDIT COMMITTEE

     Globix's Board of Directors has an Audit Committee that monitors Globix's corporate financial reporting and its internal and external audits, reviews and approves material accounting policy changes, monitors internal accounting controls, recommends engagement of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors. The Audit Committee currently consists of Messrs. Robert B. Bell and Paterson and Dr. Videbeck.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation for the years ended September 30, 1998, 1997 and 1996 for Globix's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation exceeded $100,000 in the year ended September 30, 1998 (collectively referred to as the named executive officers):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                ANNUAL COMPENSATION          AWARDS
                                            ---------------------------   ------------
                                                                 OTHER
                                                                ANNUAL     SECURITIES
                                                                COMPEN-    UNDERLYING
NAME AND POSITION                    YEAR    SALARY    BONUS    SATION      OPTIONS
Marc H. Bell.......................  1998   $250,000   $   --   $   --      211,500
  President and Chief Executive      1997    200,000       --       --           --
Officer
                                     1996    165,000       --       --           --
Robert B. Bell.....................  1998    151,042       --       --       30,000
  Executive Vice President and       1997    125,000       --       --       90,000
  Chief
  Financial Officer                  1996    100,504       --       --           --
Marc Jaffe.........................  1998    133,250       --       --       50,000
  Senior Vice President, Operations  1997     89,000       --       --       25,000
                                     1996     64,083       --       --        5,000
William T. Jahnke..................  1998    100,000       --       --       10,000
  Vice President, Solution Sales     1997     82,800       --       --       12,000
                                     1996     80,000       --       --        6,000
Scott Safran.......................  1998    107,203       --       --       20,000
  Vice President, Training           1997     60,547       --       --        5,000
                                     1996     17,385       --       --           --

OPTION GRANTS IN LAST FISCAL YEAR

                          OPTION GRANTS IN FISCAL 1998

     The following table summarizes options granted during the year ended September 30, 1998 to the named executive officers:

                                          INDIVIDUAL GRANTS
                          -------------------------------------------------    POTENTIAL REALIZABLE
                            NUMBER      % OF TOTAL                               VALUE AT ASSUMED
                              OF         OPTIONS                               ANNUAL RATES OF STOCK
                          SECURITIES    GRANTED TO                            PRICE APPRECIATION FOR
                          UNDERLYING    EMPLOYEES                                   OPTION TERM
          NAME             OPTIONS      IN FISCAL     EXERCISE   EXPIRATION   -----------------------
          ----             GRANTED         YEAR        PRICE        DATE         5%           10%
Marc H. Bell............     69,500        10.2%       $7.15      3/17/08     $238,928    $  674,798
                                           20.8         6.50      3/17/08      580,470     1,471,024
                            142,000
Robert B. Bell..........     30,000         4.4         6.50      3/17/08      122,634       310,780
Marc Jaffe..............     50,000         7.3         5.00      1/08/08      157,224       398,436
William T. Jahnke.......     10,000         1.5         5.00      1/08/08       31,445        79,687
Scott Safran............     20,000         2.9         5.00      1/08/08       62,889       159,374

     These options have been granted pursuant to Globix's 1998 Stock Option Plan. The options to purchase 142,000 shares of common stock granted to Marc H. Bell and the options to purchase 30,000 shares of common stock granted to Robert
B. Bell are fully vested. All other options listed on this table vest over five years at a rate of 20.0% on each anniversary of the date of the grant.

     During the year ended September 30, 1998, Globix granted employees options to purchase 682,375 shares of common stock under the 1995 and 1998 Stock Option Plans.

     The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Globix's estimate or projection of Globix's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of Globix's common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the named executive officers as of the year ended September 30, 1998, and the values for exercisable and unexercisable options. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at September 30, 1998 of

$6.25 per share, less the exercise price. No options were exercised during the year ended September 30, 1998 by the named executive officers.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF
                            SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                            UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                              SEPTEMBER 30, 1998              SEPTEMBER 30, 1998
                         ----------------------------    ----------------------------
NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Marc H. Bell...........    142,000         69,500          $    --         $    --
Robert B. Bell.........    120,000             --           11,250              --
Marc Jaffe.............     11,666         68,334              625          63,750
William T. Jahnke......      8,000         20,000              375          13,250
Scott Safran...........      1,667         23,333              208          25,417

EMPLOYMENT AGREEMENT

     Globix and Marc H. Bell are parties to an employment agreement, dated as of April 10, 1998, which expires on June 30, 2005. The employment agreement provides for a base salary of $350,000 per year, increasing annually at the rate of 5% per year starting October 1, 1999. In addition, beginning on June 30, 1999, Mr. Bell is entitled to receive an annual bonus equal to 10,000 times the increase, if any, of the per share market price of Globix's common stock on June 30 of the current year over the highest per share market price of Globix's common stock on each July 1 during the term of the agreement.

     Pursuant to the terms of the employment agreement, Mr. Bell is entitled to receive stock options from Globix. In March 1998, Mr. Bell received stock options to purchase 69,500 shares of common stock at an exercise price of $7.15 per share and 142,000 shares of common stock at an exercise price of $6.50 per share.

     Pursuant to the employment agreement, Mr. Bell is entitled to receive, on September 30 of each fiscal year, an option to purchase shares of common stock equal to 25% of any increase in the total shares of Globix common stock outstanding during the prior twelve months as a result of equity offerings or acquisitions. The exercise price of the option would be equal to the market price of Globix's common stock on the date of grant and would be exercisable immediately. On March 2, 1999 Mr. Bell agreed to surrender this right pursuant to an amendment to the employment agreement, which is conditioned upon the consummation of this offering. Under the terms of the amendment, in lieu of this right, Mr. Bell is entitled to receive a one-time option to purchase an amount of shares of Globix common stock equal to 25% of the difference between the number of shares outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option is ten years and its exercise price will be the same as the price to the public in this offering.

     In September 1998, Mr. Bell borrowed $155,000 from Globix. The loan matures five years after the date made and bears interest at the rate of 8.0% per annum. Interest which accrues during the first two years of the loan is not payable until the end of such two year period.

     Pursuant to the terms of Mr. Bell's previous employment agreement, he borrowed a total of $145,408 from Globix during 1997. The loan is due in 2002 and bears interest at the rate of 8.75% per annum.

STOCK OPTION PLANS

     1995 Stock Option Plan. Globix has adopted the 1995 Stock Option Plan, pursuant to which options to acquire an aggregate of 360,000 shares of common stock have been reserved for issuance to employees, officers or directors of, or consultants to, Globix. The Stock Option Committee has discretionary authority to determine the types of stock options to be granted, the persons eligible to receive stock options, those to whom options may be granted, the number of shares to be subject to such options, the exercise price of such option and the terms of the stock option agreements. The exercise price will be determined by the Stock Option Committee and be paid in cash, certified or bank check, or in stock of Globix valued at its then fair market value or by having Globix withhold, from the shares of common stock otherwise issuable upon exercise of the option, that number of shares having an aggregate fair market value equal to the aggregate exercise price. Options generally become exercisable in three equal successive annual installments over the three-year period measured from the grant date. In the event of an acquisition of Globix (whether by merger or asset sale), the Board may provide that all outstanding options will terminate if not exercised within 30 days of notice from Globix provided that the acquisition is consummated within six months of such notice. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by permission of the Board of Directors, will or by the laws of descent and distribution. Globix has filed a registration statement on Form S-8 with respect to the shares of common stock to be issued upon the exercise of the options granted under the 1995 Stock Option Plan.

     Under the 1995 Stock Option Plan, each non-employee Board member (excluding any person who directly or indirectly beneficially owns more than 5.0% of Globix's common stock) will be granted a fully-vested immediately exercisable option to purchase 3,000 shares of common stock on the earlier of

     - the first day of Globix's fiscal year, or

     - the first day of his or her initial term as director.

The exercise price per share of each such option will be the fair market value per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service.

     As of February 26, 1999, total unexercised options to purchase approximately 299,116 shares of Common Stock were outstanding under the 1995 Stock Option Plan, including options to purchase approximately 179,500 shares granted to Globix's executive officers and directors. The exercise prices of the total unexercised options under the 1995 Stock Option Plan range from $5.25 to $12.63 per share. The term of the options is ten years from the date of grant.

     1998 Stock Option Plan. Globix has adopted the 1998 Stock Option Plan, pursuant to which options to acquire an aggregate of 1,200,000 shares of Common Stock have been reserved for issuance to employees, officers or directors of, or consultants to, Globix. The Stock Option Committee has discretionary authority to determine the types of stock options to be granted, the persons to whom options may be granted, the number of shares to be subject to such options, the exercise price of such options and the terms of the stock option agreements. The exercise price will be determined by the Stock Option Committee and may be paid in cash, certified or bank check, or in stock of Globix valued at its then fair market value or by having Globix withhold, from the shares of common stock otherwise issuable upon exercise of the option, that number of shares having an aggregate fair market value equal to the aggregate exercise price. Options generally become exercisable in five equal successive annual installments over the five-year period measured from the grant date. In the event of an acquisition of Globix (whether by merger or asset sale), the Board may provide that all outstanding options will terminate if not exercised within 30 days of notice from Globix provided that the acquisition is consummated within six months of such notice. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by permission of the Board of Directors, will or by the laws of descent and distribution. The 1998 Stock Option Plan was approved by Globix's stockholders at the 1998 Annual Meeting of Stockholders held on April 16, 1998. Globix filed a registration statement on Form S-8 with respect to the shares of Common Stock to be issued upon the exercise of the options granted under the 1998 Stock Option Plan.

     Under the 1998 Stock Option Plan, each non-employee Board member who is considered a "Non-Employee Director" under Rule 16b-3 of the Securities Exchange Act of 1934 will be granted an option to purchase shares of common stock on the earlier of

     - the first day of Globix's fiscal year, or

     - the first day of his or her initial term as director.

The option will become exercisable in full 12 months after the date of grant. The exercise price per share of each such option will be the fair market value per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Non-Employee Directors are eligible to receive additional option grants at the discretion of the Stock Option Committee. See "Director Compensation" for grants made to directors under the 1998 Stock Option Plan.

     As of February 26, 1999, Globix had outstanding options to purchase 1,019,666 shares of Common Stock under the 1998 Stock Option Plan, including options to purchase 624,416 shares granted to the Company executive officers and directors. The exercise price of total unexercised options under the 1998 Stock Option Plan range from $5.00 to $15.00 per share. The term of the options is ten years from the date of grant.

     1999 Stock Option Plan and Amendment to Marc H. Bell's Employment Agreement. On March 2, 1999, Globix's board of directors approved the 1999 Stock Option Plan having terms similar to those of the 1995 and 1998 Stock Option Plans. The board also approved an amendment to Marc H. Bell's employment agreement, conditioned upon the closing of this offering. Under the amendment, Mr. Bell has agreed to surrender his right to receive an option each year to purchase shares of common stock in an amount equal to 25% of any increase in the number of outstanding shares of common stock which occurred during the prior twelve months. In its place, Mr. Bell will be entitled to receive a one-time option to purchase shares of Globix common stock in an amount equal to 25% of the difference between the number of shares of common stock outstanding immediately after the closing of this offering and the number outstanding as of October 1, 1998. The term of the option is ten years and its exercise price will be the same as the price to the public in this offering. It is anticipated that options to purchase up to an aggregate of approximately 2,600,000 shares of common stock may be granted pursuant to the 1999 Stock Option Plan and the amendment to Mr. Bell's employment agreement.

                              CERTAIN TRANSACTIONS

     Mr. Marc H. Bell currently has two loans outstanding from Globix. In September 1998, Mr. Bell borrowed $155,000 from Globix pursuant to an employment agreement, dated April 10, 1998. This loan matures in 2003 and bears interest at the rate of 8.0% per annum. Under Mr. Bell's previous employment agreement, Mr. Bell borrowed $145,408 from Globix. This loan matures in 2002 and bears interest at the rate of 8.75% per annum. Both loans are currently outstanding. See "Management -- Employment Agreement."

     Globix utilizes Sid Paterson Advertising, Inc., an entity controlled by Mr. Sid Paterson, a director of Globix, as its agent to place our advertisements in various print publications. Amounts paid to Sid Paterson Advertising, Inc. for the year ended September 30, 1998 were approximately $507,000, which includes amounts due to the publications for printing the advertisements.

     In July 1998, Globix, through BLP Acquisition LLC, a New York limited liability company over 99% owned by wholly-owned subsidiaries of Globix, purchased the land and the nine-story building located at 139 Centre Street, New York, New York. The total acquisition cost of approximately $17.0 million includes the cost of purchasing the right to acquire the Centre Street property. Of the $17.0 million, $15.3 million was paid in July 1998 and $1.65 million is due in June 1999, secured by a standby letter of credit. Globix also entered into an agreement with the minority partner of BLP, giving it the right to purchase, and the minority partner the right to sell, at any time prior to November 2005, the minority interest at any time for a purchase price of $2.6 million. This obligation is secured by a standby letter of credit. A former owner of the right to purchase the Centre Street property is entitled to additional consideration if BLP sells the Centre Street property. Such amount will be equal to the greater of (a) $1.0 million (subject to increase after June 1, 2018 by 10% and an additional 10% every fifth year thereafter), and (b) 10% of the gross sales price of the property if such sales price is greater than $17.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In connection with Globix's initial public offering in 1996, Marc H. Bell and Harpoon, an entity controlled by Mr. Shiraishi, a director of the Company, have each deposited 210,000 shares of the common stock owned by them (the Deposit Shares) with Globix. Globix holds such shares pursuant to a Share Deposit Agreement, dated January 24, 1996 among Harpoon, Mr. Bell, Globix and Rickel & Associates, Inc. The Deposit Shares will be returned to their respective owners in January 2004.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Globix common stock as of February 26, 1999 and immediately following the offering by:

     - the selling stockholders

     - each person or entity who is known by Globix to own beneficially 5.0% or more of the outstanding shares of common stock

     - each executive officer in office as of February 26, 1999

     - each director

     - all executive officers and directors of Globix as a group

The applicable percentage of ownership is based on 4,153,396 shares outstanding on February 26, 1999 and 8,234,186 shares to be outstanding upon consummation of this offering, but does not include shares to be issued if the overallotment option is exercised. Unless otherwise indicated, the address for those listed below is c/o Globix Corporation, 295 Lafayette St., New York, NY 10012.

                                      SHARES OWNED                    SHARES OWNED
                                          PRIOR                           AFTER
                                     TO THE OFFERING                  THE OFFERING
                                   -------------------   SHARES    -------------------
                                    NUMBER     PERCENT   OFFERED    NUMBER     PERCENT
SELLING STOCKHOLDERS:
  VMR Luxembourg S.A.............    125,000     3.0%    125,000      --        --  %
  Gregg A. Smith.................     92,657     2.2      20,353      72,304     *
  Kenneth D. Rickel..............     27,340     *        27,340      --        --
  Robert Rickel..................      9,113     *         9,113      --        --
  Marvin Numeroff................      9,113     *         9,113      --        --
  Richard Silverman..............      9,113     *         9,113      --        --
  David Prince...................      1,823     *         1,823      --        --
  Jordan Feinstein...............      1,823     *         1,823      --        --
  Michael Eaton..................      4,556     *         2,112       2,444     *
EXECUTIVE OFFICERS, DIRECTORS
  AND 5% STOCKHOLDERS:
  Marc H. Bell...................  1,713,093    39.8       --      2,336,610    24.8
  Robert B. Bell.................    120,051     2.8       --        120,051     1.4
  Marc Jaffe.....................     26,767     *         --         26,767     *
  Alan Levy......................      4,501     *         --          4,501     *
  Tsuyoshi Shiraishi.............    612,500    14.7     400,000     212,500     2.6
  Martin Fox.....................     16,000     *         --         16,000     *
  Dr. Richard Videbeck...........     16,000     *         --         16,000     *
  Lord Anthony St. John..........     10,000     *         --         10,000     *
  Sid Paterson...................     20,000     *         --         20,000     *
  Janus Capital Corporation......    513,872    12.3       --        513,872     6.2
  All executive officers and
     directors as a group (9
     persons)....................  2,138,912    47.4%    400,000   2,762,429    28.7%

-------------------------

 * Indicates beneficial ownership of less than one percent of the total outstanding common stock.

     The amount shown for VMR Luxembourg S.A. does not include 225,000 shares pledged by Marc H. Bell pursuant to a security agreement. VMR Luxembourg S.A.'s address is Chateau Woltz, 34 rue Neuve, L-5560, Remich, Luxembourg.

     Mr. Smith's address is 599 Lexington Avenue, New York, NY 10022.

     Mr. Kenneth D. Rickel's address is 300 E. 54th Street, New York, NY 10022.

     Mr. Robert Rickel's address is 7255 Ayshire Lane, Boca Raton, FL 33434.

     Mr. Numeroff's address is 81 Wooster Street, New York, NY 10012.

     Mr. Silverman's address is 61 Broadway, New York, NY 10006.

     Mr. Prince's and Mr. Feinstein's address is 805 Third Avenue, New York, NY 10022.

     Mr. Eaton's address is 1 State Street Plaza, New York, NY 10004.

     The amounts shown for Mr. Marc H. Bell include 944,693 shares owned directly by Mr. Bell (225,000 shares of which are pledged to VMR Luxembourg S.A., which financed Mr. Bell's acquisition of such shares pursuant to a security agreement) and the right to acquire 155,900 shares pursuant to currently exercisable stock options. The number of shares shown as owned prior to the offering includes 612,500 shares owned by Harpoon, an entity controlled by Mr. Shiraishi, a director of Globix. Harpoon is selling 400,000 shares in this offering. Harpoon's shares are subject to an Irrevocable Proxy entered into between Harpoon and Marc H. Bell, dated as of October 1, 1995 (the Irrevocable Proxy), pursuant to which Harpoon has granted Mr. Bell the sole right to vote such shares with respect to the election of Globix's directors. The number of shares shown as owned after the offering includes the shares subject to an option which Mr. Bell will receive under his employment agreement, as amended, immediately after the closing of this offering. See "Management -- Employment Agreement."

     The amounts shown for Robert B. Bell include the right to acquire 120,000 shares pursuant to currently exercisable stock options.

     The amounts shown for Mr. Jaffe include the right to acquire 26,666 shares pursuant to currently exercisable stock options and options which vest within 60 days.

     The amounts shown for Mr. Levy include the right to acquire 4,500 shares pursuant to currently exercisable stock options.

     Mr. Shiraishi's shares are held through Harpoon. Mr. Shiraishi's address is Harpoon Holdings, Ltd., 2 Handy Road, #11-09 Cathay Building, Singapore 229233.

     The amounts shown for Mr. Fox include the right to acquire the number of shares shown pursuant to currently exercisable stock options. Mr. Fox's address is 10 Henry Street, Teeterboro, NJ 07608.

     The amounts shown for Dr. Videbeck include the right to acquire the number of shares shown pursuant to currently exercisable stock options. Dr. Videbeck's address is 3249 East Angler's Stream, Avon Park, FL 33825.

     The amounts shown for Lord St. John include the right to acquire 10,000 shares pursuant to currently exercisable stock options. Does not include 3,000 shares held in trust for the benefit of Lord St. John's wife and children, to which Lord St. John disclaims beneficial ownership. Lord St. John's address is 97 Cadogan Gardens, London SW3 2RE, United Kingdom.

     The amounts shown for Mr. Paterson include the right to acquire 10,000 shares pursuant to currently exercisable stock options. Mr. Paterson's address is 99 Madison Avenue, New York, NY 10016.

     The amounts shown for Janus Capital Corporation are based upon a Schedule 13G filed on February 10, 1999 by Janus Capital Corporation, Thomas H. Bailey and Janus Venture Fund. The shares shown are subject to shared voting and investment power. Includes 4,850 currently exercisable warrants, each of which is convertible into 3.52 shares of common stock. The address of each of the filing persons is 100 Fillmore Street, Denver, CO 80206-4923.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of Globix consists of 20,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board may, from time to time, determine. On March 22, 1999, Globix's board of directors approved an amendment to Globix's certificate of incorporation to increase the number of authorized shares of common stock to 75,000,000, par value $0.01 per share. This amendment to the certificate of incorporation will be submitted for stockholder approval at the next annual meeting of stockholders.

COMMON STOCK

     As of February 26, 1999 there were 4,153,396 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Globix. The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Globix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding preferred stock. The common stock has no preemptive, redemption, conversion or other subscription rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Globix may designate and issue in the future.

PREFERRED STOCK

     The board of directors is authorized, without further stockholder approval, to issue up to 500,000 shares of "blank check" preferred stock, par value $.01 in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series.

     The issuance of preferred stock may have the effect of delaying or preventing a change in control of Globix. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding, and Globix currently has no plans to issue any shares of preferred stock.

WARRANTS

     Globix has outstanding warrants to purchase 563,200 shares of its common stock, which were issued in connection with the debt financing in April 1998. The holders of the warrants are entitled to purchase 3.52 shares of common stock at a purchase price of $14.03 per share at any time prior to May 1, 2005, the expiration date of the warrants. The number of shares which may be purchased upon the exercise of the warrants and the purchase price for these shares are subject to adjustment in certain events, including the payment by Globix of dividends, other than cash dividends.

     In connection with its public offering of common stock in early 1996, Globix sold to the underwriter of the offering, Rickel & Associates, Inc., for nominal consideration, underwriter's warrants. The underwriter's warrants expire on January 23, 2001 and entitle Rickel or its distributees to purchase 121,417 shares of common stock and additional warrants to purchase 60,858 shares. The underwriter's warrants are exercisable at $10.94 per share of common stock and $0.17 per additional warrant. The additional warrants expire on January 23, 2001, and are exercisable at $11.64 per share of common stock. Holders of underwriter's warrants are exercising their warrants and selling shares of common stock in this offering. After this offering, there will be outstanding underwriter's warrants to purchase 80,454 shares of common stock and additional warrants to purchase 21,031 shares of common stock.

REGISTRATION RIGHTS

     Commencing on May 1, 1999, the holders of 25.0% of the common stock purchase warrants issued on April 30, 1998 in connection with Globix's $160.0 million debt financing, are entitled to demand and piggyback registration rights with respect to the registration of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended. Globix is not required to effect more than three registrations pursuant to the demand registration rights. The demand and piggyback registration rights are subject to conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares of common stock underlying the warrants for inclusion in the registration. Globix is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions.

     The holders of the warrants originally issued to the underwriter of Globix's initial public offering, which will remain outstanding after this offering, are entitled to demand and piggyback registration rights for their warrant shares. The demand registration rights expire on January 24, 2001 and the piggyback registration rights expire on January 24, 2004. The demand and piggyback registration rights are subject to conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares of common stock underlying the warrants for inclusion in the registration. Globix is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions.

     Pursuant to a Consulting Agreement dated as of November 18, 1998, between Globix and Value Management Research A.G., Globix is required to register up to 125,000 shares owned by Value Management Research Luxembourg S.A. under the Securities Act by February 16, 1999. This Registration Statement is intended to satisfy Globix's obligations under the Consulting Agreement with respect to such shares. Value Management Research has exercised its rights to register 125,000 shares in this offering.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Globix is a Delaware Corporation and subject to Section 203 of the Delaware General Corporation Law. This section requires the vote of at least two-thirds of the outstanding voting stock of a company not owned by an interested stockholder to approve certain business combinations. Section 203 defines interested stockholder as any entity or person owning 15.0% or more of the outstanding voting stock of the company and any entity or person affiliated with, controlling on controlled by such entity or person. As a result, this statute may discourage attempts to acquire Globix, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Globix's by-laws provide that stockholders must comply with an advance notice procedure for the nomination of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at annual meetings will have to be received by Globix. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors.

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Globix by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Globix's common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, Globix will have an aggregate of 8,234,186 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants, other than the exercise of warrants by certain selling stockholders. All of the outstanding shares will be freely tradable, except shares held by "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) of Globix after this offering. Shares held by affiliates may only be sold in compliance with the limitations described below.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock (approximately 82,341 shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of Globix at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of Globix, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     On July 26, 1996, Globix filed a registration statement with the Commission pursuant to which it registered the 360,000 shares of common stock issued or issuable upon the exercise of options granted under the 1995 Stock Option Plan. Such registration statement became immediately effective upon filing. On June 24, 1998, Globix filed a registration statement with the Commission pursuant to which it registered the 1,200,000 shares of common stock issued or issuable upon the exercise of options granted under the 1998 Stock Option Plan. Such registration statement became immediately effective upon filing. As of February 26, 1999, there were outstanding options to purchase 1,318,782 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting under the 1995 and 1998 Stock Option Plans. The possible sale of a significant number of such shares by the holders thereof may have an adverse affect on the price of the common stock.

     Globix's directors, officers and certain stockholders have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Donaldson, Lufkin & Jenrette for a period of 120 days from the date of this prospectus. See "Underwriting."

     Globix has agreed not to sell or otherwise dispose of any shares of common stock during the 120-day period following the date of the prospectus, except that Globix may issue shares of common stock upon the exercise of outstanding warrants and options and grant options to purchase shares of common stock under the existing stock option plans and the stock option plan and amendment to Marc
H. Bell's employment agreement approved by the board of directors on March 2, 1999. In addition, Globix may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 120-day period referenced in the preceding sentence.

     Following this offering, under certain circumstances and subject to certain conditions, holders of warrants to purchase 664,685 shares of Globix's outstanding common stock will have certain registration rights with respect to such shares of common stock underlying the warrants to require Globix to register such shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by Globix. See "Description of Securities -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement, dated 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. have severally agreed to purchase from Globix the number of shares set forth opposite their names below.

                                                              NUMBER OF
UNDERWRITERS:                                                   SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation.......   1,882,895
  Bear, Stearns & Co. Inc. .................................   1,129,737
  Lehman Brothers Inc. .....................................     753,158
  BancBoston Robertson Stephens Inc. .......................      70,000
  BT Alex. Brown Incorporated...............................      70,000
  Morgan Stanley & Co. Incorporated.........................      70,000
  Salomon Smith Barney Inc. ................................      70,000
  Arnhold and S. Bleichroeder, Inc. ........................      35,000
  George K. Baum & Company..................................      35,000
  Brean Murray & Co., Inc. .................................      35,000
  EVEREN Securities, Inc. ..................................      35,000
  Fahnestock & Co. Inc. ....................................      35,000
  FAC/EQUITIES..............................................      35,000
  First Union Capital Markets Corp. ........................      35,000
  Friedman, Billings, Ramsey International Ltd..............      35,000
  Gaines, Berland Inc. .....................................      35,000
  Gruntal & Co., L.L.C. ....................................      35,000
  Kaufman Bros., L.P. ......................................      35,000
  Pennsylvania Merchant Group...............................      35,000
  Sands Brothers & Co., Ltd. ...............................      35,000
  Southeast Research Partners, Inc. ........................      35,000
  C.E. Unterberg, Towbin....................................      35,000
  Wit Capital Corporation...................................      35,000
                                                              ----------
     Total..................................................   4,605,790
                                                              ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $1.55 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions.

     The following table shows the underwriting fees to be paid to the underwriters by Globix and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                               PAID BY SELLING
                              PAID BY GLOBIX                    STOCKHOLDERS
                       -----------------------------    -----------------------------
                       NO EXERCISE    FULL EXERCISE     NO EXERCISE    FULL EXERCISE
Per share............  $      2.59     $      2.59      $     2.59       $     2.59
Total................  $10,360,000     $12,149,351      $1,568,996       $1,568,996

     Globix will pay the offering expenses, estimated to be $1.0 million.

     An electronic prospectus is available on the respective web sites maintained by DLJdirect Inc., a selected dealer and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, Wit Capital Corporation, acting as e-Manager(TM), and other selected dealers designated by Wit Capital Corporation. The Underwriters have agreed to allocate a limited number of shares to these underwriters and selected dealers for sale to their brokerage account holders. Other than the prospect in electronic format, the information on such web sites relating to the Globix offering is not part of this prospectus and has not been approved and/or endorsed by Globix or any underwriter, and should not be relied on by prospective investors.

     Globix has granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 690,869 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     Globix and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Action of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     Globix, the executive officers and directors of Globix, and certain stockholders of Globix have agreed that, for a period of 120 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise). In addition, during such period, Globix has agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of Globix has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette.

     Other than in the United States, no action has been taken by Globix, the selling stockholders or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for Globix by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119. Certain legal matters in connection with the offering have been passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     Globix files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the Commission, Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     - By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

     - From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     Some locations may charge prescribed or modest fees for copies.

     Globix has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to Globix and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets -- As of September 30, 1997 and
  September 30, 1998........................................  F-3
Consolidated Statements of Operations -- For the years ended
  September 30, 1996, September 30, 1997 and September 30,
  1998......................................................  F-4
Consolidated Statements of Changes in Stockholders'
  Equity -- For the years ended September 30, 1996,
  September 30, 1997 and September 30, 1998.................  F-5
Consolidated Statements of Cash Flows -- For the years ended
  September 30, 1996, September 30, 1997 and September 30,
  1998......................................................  F-6
Notes to Consolidated Financial Statements..................  F-8
Consolidated Balance Sheet -- As of December 31, 1998.......  F-22
Consolidated Statements of Operations for the three months
  ended
  December 31, 1997 and December 31, 1998...................  F-23
Consolidated Statements of Cash Flows for the three months
  ended
  December 31, 1997 and December 31, 1998...................  F-24
Notes to Consolidated Financial Statements..................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To:  GLOBIX CORPORATION:

     We have audited the accompanying consolidated balance sheets of Globix Corporation (formerly Bell Technology Group, Ltd.) (a Delaware corporation) and Subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globix Corporation and Subsidiaries as of September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

December 14, 1998
New York, New York

                      GLOBIX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                            AS OF SEPTEMBER 30,
                                                            -------------------
                                                             1997        1998
                                    ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 2,401    $ 61,473
  Marketable securities...................................       --      14,638
  Accounts receivable, net of allowance for doubtful
     accounts of $195 and $410, respectively..............    3,260       4,861
  Inventories.............................................      487         392
  Prepaid expenses and other current assets...............      728       1,699
  Restricted cash.........................................       --      10,317
                                                            -------    --------
     Total current assets.................................    6,876      93,380
Investments, restricted...................................      325      50,163
Property and equipment, net...............................    3,549      30,872
Debt issuance costs, net of accumulated amortization of
  $393....................................................       --       6,214
Other assets..............................................      275       1,637
                                                            -------    --------
     Total assets.........................................  $11,025    $182,266
                                                            =======    ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term borrowings...................................  $ 2,001    $     --
  Current portion of notes payable........................      335       2,398
  Accounts payable........................................    2,011       6,185
  Accrued expenses........................................      426         193
  Accrued interest expense................................       --       8,667
  Deferred revenues.......................................      123          78
                                                            -------    --------
     Total current liabilities............................    4,896      17,521
Long-term note payable, net of current portion............      923       1,199
Long-term debt, net of unamortized discount of $2,108.....       --     157,892
Other long term liabilities...............................      192       2,935
                                                            -------    --------
     Total liabilities....................................    6,011     179,547
                                                            -------    --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; 500,000 shares
     authorized; no shares issued and outstanding.........       --          --
  Common stock, $.01 par value; 20,000,000 shares
     authorized; 3,448,450 and 4,140,116 shares issued and
     outstanding, respectively............................       34          41
  Additional paid-in capital..............................   10,069      17,247
  Unrealized gain on securities available for sale........       --       1,676
  Accumulated deficit.....................................   (5,089)    (16,245)
                                                            -------    --------
     Total stockholders' equity...........................    5,014       2,719
                                                            -------    --------
     Total liabilities and stockholders' equity...........  $11,025    $182,266
                                                            =======    ========

The accompanying notes are an integral part of these consolidated balance sheets.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            YEAR ENDED SEPTEMBER 30,
                          ------------------------------------------------------------
                                 1996                 1997                 1998
Revenues................      $   10,374           $   17,400           $   20,595
Costs and expenses:
  Cost of revenues......           8,599               13,699               13,322
  Selling, general and
     administrative.....           3,187                6,036               10,696
  Depreciation and
     amortization.......             219                  675                1,310
  Research and
     development........              57                   --                   --
                              ----------           ----------           ----------
     Total costs and
       expenses.........          12,062               20,410               25,328
Loss from operations....          (1,688)              (3,010)              (4,733)
  Interest income.......             121                   72                1,953
  Interest and financing
     expense............             (99)                (177)              (8,376)
  Write-off of debt
     issuance costs.....            (257)                  --                   --
                              ----------           ----------           ----------
Loss before taxes.......          (1,923)              (3,115)             (11,156)
Benefit from taxes......              30                   --                   --
                              ----------           ----------           ----------
Net loss................      $   (1,893)          $   (3,115)          $  (11,156)
                              ==========           ==========           ==========
Basic and diluted loss
  per share.............      $    (0.72)          $    (1.01)          $    (3.08)
                              ==========           ==========           ==========
Weighted average common
  shares outstanding--
  basic and diluted.....       2,633,400            3,075,235            3,625,794

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  UNREALIZED GAIN
                                   COMMON STOCK      ADDITIONAL    ON SECURITIES                      TOTAL
                                ------------------    PAID-IN        AVAILABLE      ACCUMULATED   STOCKHOLDERS'
                                 SHARES     AMOUNT    CAPITAL        FOR SALE         DEFICIT        EQUITY
Balance, September 30, 1995...  1,725,000    $18      $   362         $   --         $    (81)      $    299
     Stock issuance in
       connection with bridge
       financing..............     35,710     --          250             --               --            250
     Proceeds from Initial
       Public Offering, net of
       expenses of $1,602.....  1,322,500     13        7,421             --               --          7,434
     Net loss.................         --     --           --             --           (1,893)        (1,893)
                                ---------    ---      -------         ------         --------       --------
Balance, September 30, 1996...  3,083,210     31        8,033             --           (1,974)         6,090
     Proceeds from Private
       Placement, net.........    400,000      4        1,979             --               --          1,983
     Proceeds from exercise of
       stock options and
       warrants, net..........      8,098     --           56             --               --             56
     Correction of outstanding
       shares.................    (42,858)    (1)           1             --               --             --
     Net loss.................         --     --           --             --           (3,115)        (3,115)
                                ---------    ---      -------         ------         --------       --------
Balance, September 30, 1997...  3,448,450     34       10,069             --           (5,089)         5,014
     Unrealized increase in
       value of investments...         --                  --          1,676               --          1,676
     Warrants issued in
       connection with senior
       note offering..........         --               2,253             --               --          2,253
     Issuance of common stock
       upon exercise of
       options and warrants,
       net....................    691,666      7        4,925             --               --          4,932
     Net loss.................         --     --           --                         (11,156)       (11,156)
                                ---------    ---      -------         ------         --------       --------
Balance, September 30, 1998...  4,140,116    $41      $17,247         $1,676         $(16,245)      $  2,719
                                =========    ===      =======         ======         ========       ========

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------
                                                       1996      1997       1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................  $(1,893)  $(3,115)  $(11,156)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.....................      219       675      1,310
  Write-off and amortization of discount and debt
     issuance costs.................................      250        --        538
  Benefit for deferred taxes........................      (30)       --         --
Changes in operating assets and liabilities:
  Increase in accounts receivable...................     (424)   (1,412)    (1,602)
  Decrease in inventories...........................       85       271         96
  (Increase) decrease in prepaid expenses and other
     current assets.................................     (183)       31     (1,571)
  (Increase) decrease in other assets...............      (69)       48       (207)
  Increase (decrease) in accounts payable...........      (45)      736      4,175
  (Decrease) increase in accrued expenses...........      122       278       (233)
  Increase in accrued interest expense..............       --        --      8,667
  (Decrease) increase in deferred revenues..........       91       (44)       (45)
  Other long term liabilities.......................       --        --        143
                                                      -------   -------   --------
Net cash provided by (used in) operations...........   (1,877)   (2,532)       115
                                                      -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in restricted cash.......................       --        --    (10,317)
  Investment in marketable securities...............       --        --    (12,962)
  Investment in long-term restricted investments....     (400)       --    (49,838)
  Investment in Cybernet Data Systems...............       --        --     (1,000)
  Purchases of property and equipment, net of
     landlord reimbursement in 1997.................   (1,955)   (1,542)   (23,270)
                                                      -------   -------   --------
Net cash used in investing activities...............   (2,355)   (1,542)   (97,387)
                                                      -------   -------   --------

                      GLOBIX CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------
                                                       1996      1997       1998
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offering net of offering
  expenses of $6,608................................  $    --   $    --   $153,392
  Net proceeds from (repayments of) short term
     borrowings.....................................     (712)    2,001     (2,001)
  Shareholder loan..................................       --      (145)      (155)
  Proceeds from notes payable for equipment
     refinancing....................................      (83)      873         --
  Repayments of notes payable.......................       --      (196)      (424)
  Proceeds from private placement...................       --     1,544        600
  Proceeds from initial public offering, net of
     offering costs of $1,602.......................    7,434        --         --
  Repayments of stockholder loan....................     (287)       --         --
  Proceeds from exercise of stock options and
     warrants, net..................................       --        56      4,932
                                                      -------   -------   --------
Net cash provided by financing activities...........    6,352     4,133    156,344
                                                      -------   -------   --------
Net increase in cash and cash equivalents...........    2,120        59     59,072
Cash and cash equivalents, Beginning of period......      222     2,342      2,401
                                                      -------   -------   --------
Cash and cash equivalents, Ending of period.........  $ 2,342   $ 2,401   $ 61,473
                                                      =======   =======   ========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................  $    54   $   166   $    223
  Cash paid for income taxes........................       13        28         51
  Non-cash investing and financing activities:
  Equipment acquired under capital lease
     obligations....................................       --       540      1,113
  Capital expenditures included in accounts payable,
     notes payable and other long term
     liabilities....................................       --        --      6,702
  Proceeds receivable associated with private
     placement......................................       --       600         --
  Issuance of common stock in connection with
     private placement..............................       --       100         --
  Warrants issued in connection with senior note
     offering.......................................       --        --      2,253
  Issuance of common stock in connection with bridge
     financing......................................      250        --         --

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

     Globix Corporation and Subsidiaries (the "Company") was originally incorporated in New York in 1989 as NAFT International Ltd. In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. The Company reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. The Company changed its name to Globix Corporation on June 1, 1998.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements herein include the accounts of the Company, NAFT International Ltd., PFM Communications Inc., NAFT Computer Service Inc., GameNet Corp., Bluestreak Digital Inc., BLP Acquisitions LLC (since July
1998), ATC Merger Corp., BTG Technology Group Ltd. and Globix Limited. All material intercompany accounts and transactions have been eliminated. In September 1995, the Company changed its fiscal year end from December 31 to September 30.

OPERATIONS

     Commencing with 1996, the Company began segment reporting of its results of operations into two divisions: (1) the "Internet Division" and (2) the "Server Sales and Integration Division." The Internet Division provides dedicated Internet access, web hosting, co-location, value-added solutions (such as e-commerce, streaming media, network security and web development), and instructor-led corporate training. The Server Sales and Integration Division provides Internet-related hardware and software sales and systems and network integration.

     In the opinion of management, the Company will be able to finance its business as currently conducted from its current working capital and from the proceeds of the $160.0 million debt offering completed in April 1998 at least through fiscal year 1999.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SEGMENT INFORMATION

     The Company's activities fall within two reporting segments: the Internet Division and the Server Sales and Integration Division. The following table sets forth segment information for the years ended September 30, 1996, 1997 and 1998:

                                             YEAR ENDED SEPTEMBER 30,
                                          ------------------------------
                                           1996       1997        1998
                                                  (IN THOUSANDS)
Revenues:
  Internet..............................  $   641    $ 2,414    $  6,448
  Server sales and integration..........    9,733     14,986      14,147
                                          -------    -------    --------
     Consolidated.......................  $10,374    $17,400    $ 20,595
                                          =======    =======    ========
Operating income (loss):
  Internet..............................  $  (360)   $   (84)   $  1,146
  Server sales and integration..........     (268)      (379)        721
                                          -------    -------    --------
     Consolidated(1)....................  $(1,688)   $(3,010)   $ (4,733)
                                          =======    =======    ========
Identifiable assets:
  Internet..............................  $ 1,132    $ 2,105    $  7,808
  Server sales and integration..........    3,443      5,782       3,732
                                          -------    -------    --------
     Consolidated(2)....................  $ 7,810    $11,025    $182,266
                                          =======    =======    ========

(1) Includes unallocated corporate overhead of $1,060, $2,547 and $6,600, respectively, for the years ended September 30, 1996, 1997 and 1998. Such amounts include executive salaries of $389, $616 and $824, respectively, for the years ended September 30, 1996, 1997 and 1998, as well as rent, payroll charges for administrative staff and professional fees.

(2) Includes corporate assets not allocable to a particular segment of $3,235, $3,138, and $170,726 for the years ended September 30, 1996, 1997 and 1998, respectively.

PER SHARE DATA

     During 1997, SFAS No. 128 "Earnings per Share" was issued and became effective for the Company's September 30, 1998 financial statements. SFAS No. 128 establishes new standards for computing and presenting earnings per share
(EPS). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Diluted EPS has not been presented since the inclusion of outstanding options would be antidilutive. The Company's September 30, 1996 and 1997 financial statements have been restated to reflect this pronouncement.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. As of September 30, 1997 and 1998 cash equivalents consist of $2,401 and $71,790 ($61,473 included in cash and cash equivalents and $10,317 included in restricted cash), respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions which invest primarily in U.S. Government instruments, high quality corporate obligations, certificates of deposit and commercial paper. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base.

SIGNIFICANT VENDOR

     One vendor comprised approximately $2,384 or 21% of the Company's inventory purchases during the fiscal year ended September 30, 1998. If such vendor ceases to supply the Company, management is confident it can procure comparable services at similar costs elsewhere.

MAJOR CUSTOMER

     One customer comprised approximately $2,355 or 11% of the Company's revenues during the fiscal year ended September 30, 1998.

INVENTORIES

     Inventory consists of computer hardware and software, parts and related items. Inventories are carried at the lower of cost or market determined by the first-in, first-out method.

INVESTMENTS

     Marketable equity securities are reported at fair value. Unrealized gains and losses from those securities which are classified as available-for-sale are reported as a separate component of shareholders' equity.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation or amortization computed on the straight-line method. Buildings are depreciated over their estimated useful life of forty years. Furniture and equipment are depreciated over their estimated useful lives, generally five years. Leasehold improvements are amortized over the term of the lease or life of the asset, whichever is shorter.

LONG-LIVED ASSETS

     The Company's policy is to record long-lived assets at cost. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections.

REVENUE RECOGNITION

     Revenues consist primarily of dedicated Internet access fees, web hosting and co-location fees, sales of third-party hardware and software, fees from systems and network integration, sales of systems administration and web site management services sales of value-added Internet solutions (such as e-commerce, streaming media, network security and web development), and fees from instructor-led corporate training. Payments received

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

     Monthly subscription service revenue related to Internet access is recognized over the period services are provided. Subscription service and equipment installation revenues, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized at completion of installation and upon commencement of service. Revenues derived from value-added Internet solutions are recognized as the project progresses. Projects are generally completed within a three month period.

COST OF REVENUES

     Cost of revenues in the Company's Internet Division consists primarily of telecommunications costs and direct labor costs for systems administration, web site management, value-added solutions and corporate training. For the Server Sales and Integration Division, the cost of revenues primarily consists of acquisition costs of third-party hardware and software.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Under APB No. 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the day of grant.

     During 1996, Statement of Financial Accounting Standards No. 123 (SFAS No.
123), "Accounting for Stock Based Compensation," became effective for the Company. SFAS No. 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, SFAS No. 123 allows companies currently applying APB No. 25 to continue using that method.

     The Company has therefore elected to continue applying the intrinsic value method under APB No. 25. For companies that choose to continue applying the intrinsic value method, SFAS No. 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 6 for additional discussion.

RECLASSIFICATION

     Certain amounts in the fiscal 1997 financial statements have been reclassified to conform with fiscal 1998 presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Company's consolidated financial statements will be required to include comprehensive income disclosures beginning with the first quarter of fiscal year 1999. Restatement of prior period information will be made for comparative purposes. Comprehensive loss for the years ended September 30, 1996, 1997 and 1998 amounted to $1,893, $3,115 and $9,480, respectively.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company will adopt SFAS No. 131 in fiscal year 1999. The Company does not believe the adoption of SFAS No. 131 will have a material effect on results of operation or financial condition.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                    YEAR ENDED SEPTEMBER 30,
                                 ------------------------------
                                     1997             1998
Land...........................     $    --          $ 1,997
Building.......................          --           19,075
Leasehold improvements.........         686            3,554
Computer hardware and software
  and network equipment........       3,725            7,907
Furniture and delivery
  equipment....................         238              749
Less: accumulated depreciation
  and amortization.............      (1,100)          (2,410)
                                    -------          -------
Property and equipment, net....     $ 3,549          $30,872
                                    =======          =======

     Included in total property and equipment at September 30, 1997 and 1998, is $1,413 and $2,526, respectively, of assets held under capital lease obligations and $417 and $417, respectively, representing internally developed software costs. Also, included in building and land is $1,098 of capitalized interest as of September 30, 1998 related to the purchase of the facility at 139 Centre Street. In addition, included in computer hardware and software and network equipment is $153 and $153, respectively related to the implementation of a new MIS system in September 30, 1997 and 1998.

     Depreciation and amortization expense for the years ended September 30, 1996, 1997 and 1998, was $219, $675 and $1,310, respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     On July 1, 1998, the Company through BLP Acquisitions LLC, a New York limited liability company and over 99% owned by the Company, purchased the land and building located at 139 Centre Street, New York, New York, from Bank Leumi USA, a New York banking corporation. The nine story building contains approximately 160,000 square feet of floor space. The Company intends to house its New York SuperPOP facility and operations in the new premises. The Company expects the New York SuperPOP facility to be completed and operational by June 30, 1999.

     A former owner of the right to purchase the Centre Street property is entitled to additional consideration if BLP sells the Centre Street property. Such amount will be equal to the greater of (a) $1.0 million (subject to increase after June 1, 2018 by 10% and an additional 10% every fifth year thereafter), or (b) 10% of the gross sales price of the property if such sales price is greater than $17.5 million.

3.  OTHER ASSETS

     Other assets includes the investment in Cybernet Data Systems, loans due from Marc H. Bell, security deposits and other assets.

     On July 23, 1998, the Company entered into a Securities Purchase Agreement with Cybernet Data Systems, Inc., a Delaware Corporation(Cybernet). Cybernet is the publisher of the web site "Edgar-Online.com." Under the Securities Purchase Agreement, the Company purchased for $1.0 million, a 10% Convertible Subordinated Debenture due 2001 (the Cybernet Debenture) and a Warrant to Purchase Common Stock (the Cybernet Warrant). The Cybernet Debenture is non-interest bearing until July 23, 1999. Beginning on July 23, 1999, the Cybernet Debenture will bear interest at a rate of 10% per annum payable semiannually in advance on July 23 and January 23, in each year until July 23, 2001, when the Cybernet Debenture is to be redeemed by Cybernet. The Cybernet Debenture is convertible into 670,000 shares of Cybernet common stock. The Cybernet Warrant entitles the Company to purchase an additional 666,667 shares of Cybernet common stock at an exercise price of $1.50 per share until the Cybernet Warrant's expiration date of July 23, 1999. If the Company converted the Cybernet Debenture into common stock and exercised its Cybernet Warrant, the Company would own approximately 20% of the outstanding shares of Cybernet. In addition, Cybernet has signed a five year exclusive contract with the Company for web hosting services.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

LONG AND SHORT-TERM DEBT

     The carrying amount of the Company's short-term borrowings approximates fair value. The fair value of the Company's long-term debt, including current portions, is determined based on market prices for similar debt instruments or on the current rates offered to the Company for debt with similar maturities.

     As of September 30, 1998, the fair value based upon quotes from securities dealers and carrying value of the Company's notes were $128,000 and $157,892, respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  SENIOR NOTE OFFERING

     In April 1998, the Company completed a $160.0 million debt financing consisting of 160,000 units, each unit consisting of a note in the principal amount of $1 and one warrant to purchase 3.52 shares of common stock (total of 563,200 shares of common stock) at a purchase price of $14.03 per share. The notes will mature on May 1, 2005. Interest on the notes accrues at a rate of 13.0% per annum and is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1998. Globix has deposited with an escrow agent $57,000, that together with the interest received thereon, will be sufficient to pay, when due, the first six interest payments. The notes are collateralized by a first priority security interest in the escrow account. The notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness and rank senior in right of payment to any future subordinated indebtedness. In connection with the warrants issued with the senior notes, the Company has assigned an original issue discount of approximately $2,300. In addition, the Company incurred costs associated with the offering of approximately $6,600. These amounts are being amortized by the Company over seven years.

6.  STOCKHOLDERS' EQUITY AND STOCK OPTIONS

INITIAL PUBLIC OFFERING

     In January 1996, the Company sold, in an initial public offering, 1,150,000 shares of Common Stock at an initial offering price of $7.00 per share, and 575,000 Redeemable Purchase Warrants for $0.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $7.70 per share. The warrants are redeemable by the Company at $0.10 per warrant at any time after January 24, 1997 if certain conditions are met. The net proceeds which the Company received from the public offering amounted to approximately $6,600.

     In March 1996, the underwriter of the initial public offering exercised its over-allotment option to purchase 129,642 common shares from the Company for $7.00 per share. The net proceeds amounted to approximately $800.

     In June 1998, the Company called for redemption of the IPO Warrants. Prior to the redemption date of July 8, 1998, 581,472 of the 592,055 then outstanding IPO Warrants were exercised at an exercise price of $7.44 per common share. The remaining 10,483 warrants were redeemed by the Company at a price of $.10 per IPO Warrant. The net proceeds recognized by the Company from the IPO warrant redemption amounted to approximately $4.3 million.

PRIVATE PLACEMENT

     In September 1997, the Company sold 382,609 shares of its common stock in a private transaction for a total consideration of $2,200. Form SB-2 was filed with the Securities and Exchange Commission with respect to these shares on November 6, 1997 and became effective on November 20, 1997. A fee with respect to the sale of these shares of $100 in cash and 17,391 shares of common stock was paid to the investors and were offset against the proceeds of the issuance. Of the total consideration, $1,600 was received

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

by the Company in September 1997. The remaining $600 was classified as a current asset as of September 30, 1997 and was received by the Company in October 1997.

BRIDGE FINANCING

     In October 1995, the Company borrowed $250 in a bridge financing. The notes issued in connection with the bridge financing carried interest at 9.0% per annum. Such loans were repaid at the closing of the initial public offering. In connection with the bridge financing, the Company issued 35,710 shares of common stock to the bridge lenders at no cost, which were registered as part of the initial public offering. Debt issuance costs of $257 and interest expense of $37 were incurred by the Company in fiscal 1996 as a result of the bridge loan transaction.

STOCK OPTIONS

     The Company, with the approval of its stockholders, adopted the 1995 Stock Option Plan (Option Plan) which reserved 360,000 shares of common stock for issuance under the Option Plan. Under the Option Plan, the term of the options issued are determined by the stock option committee and range from 5 to 10 years from the date of the grant. Options issued to directors are immediately exercisable and options issued to employees are exercisable ratably over a three-year period. Options issued before the Company's initial public offering were issued at the fair value of the stock at the date of grant, in the opinion of management. The exercise price of the options issued subsequent to the initial public offering (see note 3) is equal to or greater than 100% of the fair market value of the stock on the date of grant.

     In April 1998, the Company's Board of Directors (the Board) adopted, and its stockholders approved, the 1998 Stock Option Plan (the 1998 Plan), which provides for the grant of stock options to purchase up to 1,200,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 1998 Plan, these options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period. Under the 1998 Plan, options shall be granted each year to non-employee directors on the first day of the Company's fiscal year or on the first day of the term as director at a purchase price equal to the fair market value on the date of grant. In addition, the Non-Employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the stock option committee.

     On September 30, 1997, 250,064 options previously issued to employees and directors with a weighted average exercise price of $8.32 were canceled and reissued at $6.125, the fair market value of the Company's common stock on the date reissuance. This revaluation did not alter or amend any other provision of the optionee's original option agreement, including the vesting period and option term.

     The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

No. 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                             YEAR ENDED SEPTEMBER 30,
                                          ------------------------------
                                           1996       1997        1998
Net loss:
  As reported...........................  $(1,893)   $(3,115)   $(11,156)
  Pro forma.............................   (2,316)    (3,308)    (13,394)
Basic and diluted loss per share:
  As reported...........................  $ (0.72)   $ (1.01)   $  (3.08)
  Pro forma.............................    (0.88)     (1.08)      (3.69)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as additional awards in future years are anticipated.

     Option activity for the three years ended September 30, 1998 is as follows:

                                                           WEIGHTED AVERAGE
                                                               EXERCISE
                                        NUMBER OF SHARES        PRICE
Options outstanding October 1, 1995
  Granted.............................       202,730            $7.04
  Canceled............................            --               --
  Exercised...........................            --               --
Options outstanding, September 30,
  1996................................       202,730             7.04
  Granted.............................       390,897             7.41
  Canceled............................      (284,065)            8.39
  Exercised...........................        (7,998)            7.00
                                            --------            -----
Options outstanding, September 30,
  1997................................       301,564             6.13
  Granted.............................       682,375             6.25
  Canceled............................       (62,018)            5.91
  Exercised...........................        (6,316)            6.13
                                            --------            -----
Options outstanding, September 30,
  1998................................       915,605            $6.39
                                            ========            =====

     There were 563,062 options available for future grant at September 30, 1998.

     The weighted average fair value of options granted is $2.89, $3.76 and $5.27 for the years ended September 30, 1996, 1997 and 1998, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: risk-free interest rate of 5.8%, 6.2% and 5.6% expected life of 4, 6 and 6 years; expected volatility of 42%, 42% and 111% and expected dividend yield of 0%.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table summarized information with respect to stock options outstanding at September 30, 1998:

                                  OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                       ------------------------------------------   ----------------------------
                       NUMBER OF OPTIONS    WEIGHTED                NUMBER OF OPTIONS
                          OUTSTANDING        AVERAGE     WEIGHTED      EXERCISABLE      WEIGHTED
                              AT            REMAINING    AVERAGE           AT           AVERAGE
RANGE OF                 SEPTEMBER 30,     CONTRACTUAL   EXERCISE     SEPTEMBER 30,     EXERCISE
EXERCISE PRICES              1998             LIFE        PRICE           1998           PRICE
$5.00 - $7.50               844,230           8.33        $ 5.97         412,153         $ 6.36
$7.50 - $10.75               50,375           9.25         10.73           1,667          10.50
$10.75 - $13.25              21,000           8.86         12.86           4,333          12.63

DEPOSIT SHARES

     In connection with the Company's initial public offering, Marc H. Bell and Harpoon Holdings Ltd. have each deposited 210,000 shares of the common stock owned by them (the Deposit Shares) with the Company. The Company will hold such shares pursuant to a Share Deposit Agreement. The Deposit Shares will be returned to their respective owners in January 2004.

7.  COMMITMENTS AND CONTINGENCIES

REVOLVING CREDIT AGREEMENT

     The Company has a Revolving Credit Agreement with NationsCredit (Nations) which may be used to finance its inventory up to a maximum of $1.0 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 50% of its inventory. As of September 30, 1998, the Company had available credit of $1.0 million of which $268 is outstanding. The outstanding balance as of September 30, 1997 was approximately $2.0 million.

NOTES PAYABLE

     In connection with the purchase of the land and building at 139 Centre Street, New York, New York in July 1998 (see note 2), the Company is indebted to an individual for the rights to purchase this property in the amount of $1,650. The $1,650 is due on demand and has been recorded in current portion of notes payable as of September 30, 1998. The Company also entered into an agreement with the minority partner of BLP Acquisitions LLC, giving the Company the right to purchase, and the minority partner the right to sell, the minority interest at any time for a purchase price of $2,600. Interest at 7.0% per annum is payable monthly in arrears. The $2,600 is payable no later than November 15, 2005 and has been recorded in other long-term liabilities as of September 30, 1998.

CAPITAL AND OPERATING LEASES

     The Company leases office equipment and office space under various noncancellable operating leases accounted for on a straight line basis. Rent expense for the year ended September 30, 1996, 1997 and 1998 was $253, $549 and $560, respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     In February 1996, the Company entered into a lease for its corporate headquarters effective July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309 escalating to $564 in the final year. Under the lease, the landlord reimbursed the Company $500 for leasehold improvements. The Company is required by the terms of the lease to maintain a security deposit in the form of a letter of credit in the amount of $325. In order to obtain a standby letter of credit, the Company maintains a restricted certificate of deposit presently in the amount of $325. As of March 1999, this amount is to be reduced to $250 if the Company is not in default under the terms of the lease. Therefore, $75 of this deposit is classified as other current assets and $250 is included in "Long-term Restricted Cash" of the Company's consolidated balance sheets as of September 30, 1998.

     Globix maintains a $1.0 million credit line from Cisco Systems Capital Corporation (CSC) to lease Cisco System products and associated peripherals. The terms of this line, which was entered into in December 1997, provided for 180 days of borrowing and a maximum borrowing limit of $1.0 million. However, CSC has informally permitted the Company to continue to borrow under this line and to exceed the stated $1.0 million limit. Amounts borrowed under the line are to be repaid over a 36 month period with the Company having the option of purchasing the equipment for $1.00 at the end of the lease term. As of September 30, 1998, approximately $945 was outstanding under this credit line.

     The Company refinanced certain of its furniture and computer equipment in April 1997 in the amount of approximately $874 from Finova Capital Corporation. Such loan is for a term of three years, bears interest at 12.19% per annum and is self-liquidating over its term. As of September 30, 1998, approximately $524 was outstanding under this loan.

     The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system accounted for as capital leases. The terms on these leases vary from 36 to 60 month terms.

     In July 1998, the Company signed a 15 year triple net lease commencing January 15, 1999 to rent approximately 62,000 square feet of office space in Santa Clara, California at an annual base rental of approximately $1.3 million. The building is currently under construction, and completion is scheduled for December 1998. The Company intends to house its San Francisco Bay area SuperPOP facility in its Santa Clara property. The Company expects the San Francisco Bay area SuperPOP to be operational by June 30, 1999. As per the lease agreement, the Company will be required to pay a security deposit of $400 upon completion of certain construction terms.

     The Company has signed an additional long-term agreement with Qwest Communications and a lease for its London facility as described in the subsequent events note (see note 11).

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Future minimum lease and loan payments under these agreements including payments under the London lease (see note 11) are as follows:

YEAR ENDING
SEPTEMBER 30,                               OPERATING    CAPITAL
  1999....................................   $ 1,382     $  915
  2000....................................     3,561        783
  2001....................................     3,570        440
  2002....................................     3,579         75
  2003....................................     3,595         --
  Thereafter..............................    35,586         --
          Less: Amount representing
             interest.....................        --       (250)
                                             -------     ------
  Present value of net minimum lease
     payments.............................   $51,273     $1,963
                                             =======     ======

8.  INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company is in an accumulated loss position for both financial reporting and income tax purposes. The tax benefit recorded by the Company has been fully reserved against due to the uncertainty of the Company's ability to realize benefits by generating taxable income in the future. The Company has a tax loss carryforward of approximately $17.0 million at September 30, 1998. This carryforward expires between 2011 and 2013. Pursuant to Section 382 of the Internal Revenue Code, the usage of these net operating loss carryforwards may be partially limited due to changes in ownership that have occurred. The Company has not yet determined the impact that changes in ownership have had on net operating loss carryforwards, if any.

     The benefit from the provision for taxes of $30 for the fiscal year ended September 30, 1996 represents reversal of deferred taxes provided in prior years.

     The provision for income taxes on historical net income for the years ended September 30, 1996, 1997 and 1998 differs from the amount computed by applying the federal statutory rate due to the following:

                                               YEAR ENDED SEPTEMBER 30,
                                              --------------------------
                                              1996      1997       1998
Statutory federal income tax rate...........  (34)%      (34)%      (34)%
State and local taxes, net of federal
  benefit...................................  (11)       (11)       (11)
Other.......................................   (1)        (0)        (0)
Valuation allowance.........................   44         45         45
                                              ---       ----       ----
Effective income tax rate...................   (2)%       (0)%       (0)%
                                              ===       ====       ====

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                   YEAR ENDED SEPTEMBER 30,
                                                -------------------------------
                                                1996        1997         1998
Deferred tax assets (liabilities):
  Tax depreciation and amortization in excess
     of book depreciation and amortization....  $ (13)     $  (265)     $  (418)
  Capitalized interest........................     --           --         (497)
  Net operating loss carry forward............    734        1,908        7,508
  Allowance for doubtful accounts.............     29          255          242
  Deferred Rent...............................     --           81          152
  Valuation allowance.........................   (750)      (1,979)      (6,987)
                                                -----      -------      -------
          Total net deferred tax
             liabilities......................     --           --           --
                                                =====      =======      =======

9.  EMPLOYMENT AGREEMENT

     In October 1995, the Company entered into an employment agreement with Marc
H. Bell which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell receives a base salary of $200 per year and a bonus equal to 5% of the annual pre-tax net income of the Company in excess of $1.0 million (50% of the Bonus Pool) to the extent, if any, that the Bonus Pool exceeds $100.

     During the third quarter of fiscal 1997, the Company made loans to Mr. Bell bearing interest at 8.75% per annum in the total amount of $145. These loans were pursuant to his existing employment agreement. The loans mature in June 2002.

     Effective June 1, 1998, the Company terminated Mr. Bell's former employment agreement and entered into a new employment agreement, which will terminate on June 30, 2005. The new employment agreement provides for a base salary of $350 per year, increasing annually at the rate of 5% starting October 1, 1999. In addition, Mr. Bell will receive an annual bonus equal to 10,000 times the increase, if any, of the fair market value per share of the Company's common stock measured during the 12 month period ending on June 30 of each year of the agreement, commencing with the year beginning July 1, 1998. Mr. Bell will also be entitled to receive stock options to purchase that number of shares as shall equal 25% of the increase, if any, in the number of issued and outstanding shares of Common Stock during the 12 month period ending on September 30 of each year of the agreement, provided that such increase was attributable to equity offerings or acquisitions. The new employment agreement also provides that Mr. Bell may require the Company to lend him a total of $155. Any loan taken thereunder will mature five years after the date made and bear interest at the rate of 8.0% per annum. However, the interest accruing during the first two years is not payable until the end of such two year period. Mr. Bell borrowed from the Company $155 in September, 1998.

10.  RELATED PARTIES TRANSACTION

     The Company utilizes Sid Paterson Advertising, Inc., an entity controlled by Mr. Sid Paterson, a director of the Company, as its agent to place the Company advertisements in

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

various print publications. Amounts paid to Sid Paterson Advertising, Inc. for the year ended September 30, 1998 were approximately $507, which includes amounts due to the publishing companies to pay for the Company's advertisements.

11.  SUBSEQUENT EVENTS

QWEST COMMUNICATIONS

     In October 1998, the Company entered into an IRU agreement with Qwest Communications Corporation (Qwest), under which the Company has the exclusive right to use portions of Qwest's planned 18,449 mile MacroCapacity fiber network for a 20 year period. The Company will initially have the right to use 6,500 route miles of OC-3 fiber capacity coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. The Company is currently committed to Qwest for a fee of $9,192 of which it had paid $919 at contract. The balance is payable by October 1999. In addition, the Company has the right to increase its capacity on the Qwest network at the cost of $1.50 multiplied by the number of DS-0 (64 kbs per second) V&H Miles (length in miles between the termination points of a Qwest network segment using airline miles and determined based on the vertical and horizontal geographic coordinates of the locations of the termination points). The Company is also liable for a monthly operating and maintenance charge of $.0035 per each DS-0 V&H Mile. The Company will amortize the total contract value over the term of the agreement of 20 years.

LONDON FACILITY

     In October 1998, the Company signed a lease with Corston Holdings Limited (a United Kingdom Corporation) for a 15 year term through September 2014 for the rental of 33,500 square feet at Prospect House, 80 New Oxford Street, London, United Kingdom, at an annual base rent of L1,080 (approximately $1,836 in U.S. dollars) with rental payments commencing in October 1999. The Company intends to build a SuperPOP data center in the new premises, which will also provide space for sales and administrative personnel.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              SEPT. 30,     DEC 31,
                                                                1998         1998
                                                                          (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 61,473     $ 43,110
  Marketable securities.....................................    14,638       14,210
  Accounts receivable, net of allowance for doubtful
     accounts of $435 and $410 as of December 31, 1998 and
     September 30, 1998, respectively.......................     4,861        5,343
  Inventories...............................................       392          326
  Prepaid expenses and other current assets.................     1,699        2,633
  Restricted cash...........................................    10,317        5,117
                                                              --------     --------
          Total current assets..............................    93,380       70,739
Investments, restricted.....................................    50,163       45,356
Property and equipment, net.................................    30,872       60,985
Debt issuance costs, net of accumulated amortization of $644
  and $393, respectively....................................     6,214        5,963
Other assets................................................     1,637        1,858
                                                              --------     --------
          Total assets......................................  $182,266     $184,901
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable..........................     2,398        2,790
  Accounts payable..........................................     6,185       11,829
  Accrued expenses and other liabilities....................       193        8,767
  Accrued interest expense..................................     8,667        3,467
  Deferred revenues.........................................        78           31
                                                              --------     --------
          Total current liabilities.........................    17,521       26,884
  Long-term note payable,less current portion...............     1,199        1,848
  Long-term debt, net of discount...........................   157,892      157,977
  Other long term liabilities...............................     2,935        2,944
                                                              --------     --------
          Total liabilities.................................   179,547      189,653
                                                              --------     --------
  Commitments and contingencies Stockholders' equity
     (deficit)
     Preferred stock, $.01 par value; 500,000 shares
      authorized; no shares issued and outstanding..........        --           --
     Common stock, $.01 par value; 20,000,000 shares
      authorized; 4,140,116 shares issued and outstanding...        41           41
     Additional paid-in capital.............................    17,247       17,247
     Accumulated other comprehensive income.................     1,676        2,024
     Accumulated deficit....................................   (16,245)     (24,064)
                                                              --------     --------
          Total stockholders' equity (deficit)..............     2,719       (4,752)
                                                              --------     --------
          Total liabilities and stockholders' equity........  $182,266     $184,901
                                                              ========     ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            THREE MONTHS ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                             1997        1998
Revenues..................................................  $4,740      $ 5,929
Costs and expenses:
  Cost of revenues........................................   3,114        3,702
  Selling, general and administrative.....................   1,610        5,566
  Depreciation and amortization...........................     242          507
                                                            ------      -------
          Total costs and expenses........................   4,966        9,775
Loss from operations......................................    (226)      (3,846)
  Interest and financing expenses, net of interest income
     of $944 in 1998 and $7 in 1997.......................     (56)      (3,973)
                                                            ------      -------
Loss before taxes.........................................    (282)      (7,819)
Provision for taxes.......................................      --           --
Net loss..................................................  $ (282)     $(7,819)
                                                            ======      =======
Basic and diluted loss per share..........................  $(0.08)     $ (1.89)
Weighted average common shares outstanding -- basic and
  diluted.................................................   3,448        4,140

 The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
Cash flows from operating activities:
  Net loss..................................................  $ (282)    $ (7,819)
  Adjustments to reconcile net (loss) to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................     242          507
     Amortization of discount and debt issuance costs.......      --          336
     Provision for bad debt.................................      20           25
Changes in operating assets and liabilities:
  (Increase) in accounts receivable.........................    (307)        (506)
  Decrease (increase) in inventories........................      (7)          65
  Decrease (increase) in prepaid expenses and other current
     assets.................................................     543         (934)
  (Increase) in other assets................................     (83)        (221)
  Increase in accounts payable..............................     541        5,644
  Increase (decrease) in accrued expenses and other
     liabilities............................................    (391)         274
  (Decrease) in accrued interest expense....................      --       (5,200)
  Decrease in deferred revenues.............................     (35)         (47)
  Increase in other long-term liabilities...................      --            9
                                                              ------     --------
Net cash provided by (used in) operations...................     241       (7,867)
                                                              ------     --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (829)     (22,320)
  Use of restricted cash....................................      --        5,200
  Use of long-term restricted investments...................      --        4,807
  Sale of marketable securities.............................      --          776
                                                              ------     --------
Net cash used in investing activities.......................    (829)     (11,537)
                                                              ------     --------
Cash flows from financing activities:
  Repayment of short term borrowings........................     (91)          --
  Proceeds of notes payable.................................     212        1,328
  Repayments of notes payable...............................    (313)        (287)
  Additional costs incurred with private placement in
     September 1997.........................................     (59)          --
                                                              ------     --------
Net cash provided by (used in) financing activities.........    (251)       1,041
                                                              ------     --------
Net decrease in cash, cash equivalents and restricted
  cash......................................................    (839)     (18,363)
  Cash, cash equivalents and restricted cash, beginning of
     period.................................................   2,401       61,473
                                                              ------     --------
  Cash, cash equivalents and restricted cash, end of
     period.................................................  $1,562     $ 43,110
                                                              ======     ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   33     $ 10,557
                                                              ======     ========
  Non-cash investing activities (see Note 7)

  The accompanying notes are an integral part of these consolidated statements

                      GLOBIX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     The consolidated balance sheets as of December 31, 1998, statements of operations for the three months ended December 31, 1997 and 1998, and the statements of cash flows for the three months ended December 31, 1997 and 1998 have been prepared by Globix Corporation and Subsidiaries (the "Company") without audit. All material inter-company accounts and transactions have been eliminated. The consolidated results should be read in conjunction with the audited financial statements and notes thereto included in the Company's Form 10KSB/A for the fiscal year ended September 30, 1998 on file with the Securities and Exchange Commission. Results of operations for the three month period are not necessarily indicative of the operating results for the full year. Interim statements are prepared on a basis consistent with year-end statements.

     For those subsidiaries and affiliates whose functional currency is considered to be the British Pound, assets and liabilities are translated using period-end rates of exchange. Revenues and expenses are translated at the average rates of exchange during the period. Translation differences of those foreign companies' financial statements are included in the cumulative translation adjustment account of shareholders' equity.

     In the opinion of management, the unaudited interim financial statement furnished herein include all adjustments necessary for a fair presentation of the results of operations of the Company. All such adjustments are of a normal recurring nature.

2.  SENIOR NOTE OFFERING

     In April 1998, the Company successfully completed a private offering for $160.0 million consisting of 160,000 units, each unit consisting of $1 principal amount of 13% Senior Notes due 2005 and one warrant to purchase 3.52 shares of common stock (total of 563,200 shares of common stock) at a purchase price of $14.03 per share. The Notes will mature on May 1, 2005. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Company has deposited with an escrow agent $57.0 million, that together with the interest received thereon, will be sufficient to pay, when due, the first six interest payments. The Notes are collateralized by a first priority security interest in the escrow account. The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness and rank senior in right of payment to any future subordinated indebtedness. The accrued interest expense on the balance sheet represents two months of interest on the notes which will be paid from the escrow account on May 1, 1999. An original issue discount of approximately $2.3 million and expenses of the offering of approximately $6.6 million are being amortized over seven years.

3.  NOTES PAYABLE

     The Company maintains a $1.0 million credit line from Cisco Systems Capital Corporation to lease Cisco products and associated peripherals. The terms of this line, which was entered into in December 1997, provided for 180 days of borrowing and a maximum borrowing limit of $1.0 million. However, Cisco has informally permitted the Company to continue to borrow under this line and to exceed the stated $1.0 million limit.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Amounts borrowed under the line are to be repaid over a 36-month period with the Company having the option of purchasing the equipment for $1.00 at the end of the lease term. As of December 31, 1998, approximately $1.6 million was outstanding under this credit line.

4.  COMMITMENTS AND CONTINGENCIES

     In July 1998, the Company signed a 15 year triple net lease which commences upon completion of construction, to rent approximately 62,000 square feet of office space in Santa Clara, California at an annual base rental of approximately $1.6 million. The Company is building its San Francisco Bay area SuperPOP facility in its Santa Clara property. Construction of the building is substantially complete and the facilities opening is being coordinated with the opening of its New York and London Super POP's. The Company expects the San Francisco Bay area SuperPOP to be operational by June 30, 1999.

     In October 1998, the Company signed a lease which terminates in September 2014 for the rental of 33,500 square feet at Prospect House, 80 New Oxford Street, London, United Kingdom, at an annual base rent of pound sterling 1,080 (approximately $1,836 in U.S. dollars). Rental payments will commence in October 1999. The Company is recognizing the rental expense on a straight line basis over the term of the lease. The Company is building a SuperPOP facility in the new premises, which will also provide space for sales and administrative personnel.

     In October 1998, the Company entered into an IRU agreement with Qwest Communications Corporation, under which the Company has the exclusive right to use portions of Qwest's planned 18,449 mile MacroCapacity fiber network for a 20 year period. The Company will initially have the right to use 6,500 route miles of OC-3 fiber capacity coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. The Company is currently committed to Qwest for a fee of $9,192 of which it had paid $919 at contract. The remaining obligation is included in other liabilities as of December 31, 1998. The balance is payable by October 1999. The Company will amortize the total contract value over the term of the agreement of 20 years.

5.  LOSS PER SHARE

     The following table summarizes securities that were outstanding as of December 31, 1997 and 1998, but not included in the calculation of diluted net loss per share because such shares are antidilutive. Accordingly, basic and diluted net loss per share do not differ for any period presented.

                                                                DECEMBER 31,
                                                            --------------------
                                                             1997        1998
Options...................................................  341,064    1,097,771
Warrants..................................................  868,433      735,700

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6.  COMPREHENSIVE INCOME

     On October 1, 1998, the Company adopted Statement of Financial Accounting Standards ('SFAS') No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and displaying comprehensive income, as defined, and its components. Accumulated other comprehensive income is reported in the consolidated balance sheets and includes unrealized gain on securities available for sale and cumulative foreign currency translation adjustment.

     Comprehensive income was as follows:

                                                              THREE MONTHS
                                                           ENDED DECEMBER 31,
                                                          ---------------------
                                                           1997          1998
Net loss..............................................    $  (282)      $(7,819)
Other comprehensive income:
  Change in unrealized gain on securities available
     for sale.........................................         --           337
  Foreign currency translation adjustment.............         --            11
                                                          -------       -------
Comprehensive income..................................    $  (282)      $(7,470)
                                                          =======       =======

7.  NON-CASH INVESTING ACTIVITIES

     The IRU agreement with Qwest entered into in October 1998 is reflected as a purchase of property and equipment ($9.2 million). The balance due under the contract of $8.3 million is included in accrued expenses and other liabilities as of December 31, 1998.

8.  SUBSEQUENT EVENTS

     Pursuant to his employment agreement, Marc H. Bell, the Company's President and Chief Executive Officer, is entitled to receive, on September 30 of each fiscal year, an option to purchase shares of common stock equal to 25% of any increase in the total shares of the Company's common stock outstanding during the prior twelve months as a result of equity offerings or acquisitions. The exercise price of the option would be equal to the market price of the Company's common stock on the date of grant and would be exercisable immediately. On March 2, 1999, Mr. Bell agreed to surrender this right pursuant to an amendment to the employment agreement, which is conditioned upon the consummation of the proposed public offering. Under the terms of the amendment, in lieu of this right, Mr. Bell is entitled to receive a one-time option to purchase shares of the Company's common stock in an amount equal to 25% of the difference between the number of shares outstanding immediately after the closing of its currently proposed public offering of common stock and the number outstanding as of October 1, 1998. The term of the option is 10 years and its exercise price will be the same as the selling price to the public.

     Also on March 2, 1999, the Company's board of directors approved the 1999 Stock Option Plan. It is anticipated that options to purchase up to an aggregate of approximately 2,600,000 shares of common stock may be granted pursuant to the 1999 Stock Option Plan and the amendment to Mr. Bell's employment agreement.

                                   GRAPHICAL
                                  ILLUSTRATION
                                       OF
                                     GLOBIX
                                  PRODUCTS AND
                                    SERVICES

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--------------------------------------------------------------------------------
MARCH 23, 1999

                                 [GLOBIX LOGO]

                        4,605,790 SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                             ---------------------
                                 DLJDIRECT INC.

                            WIT CAPITAL CORPORATION

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed such the date hereof.
--------------------------------------------------------------------------------